Filed Pursuant to Rule 424(b)(2)
Registration No. 333-218972

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (1)
2.875% Notes due 2022	US$	900,000,000	99.470%	US$	895,230,000	US$	103,757.16
3.625% Notes due 2027	US$	600,000,000	99.576%	US$	597,456,000	US$	69,245.15

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated June 26, 2017)

US$1,500,000,000

Baidu, Inc.

US$900,000,000 2.875% Notes due 2022

US$600,000,000 3.625% Notes due 2027

We are offering US$900,000,000 of our 2.875% notes due 2022 (the “2022 Notes”) and US$600,000,000 of our 3.625% notes due 2027 (the “2027 Notes”, together with the 2022 Notes, the “Notes”). The 2022 Notes will mature on July 6, 2022 and the 2027 Notes will mature on July 6, 2027. Interest on the Notes will accrue from July 6, 2017 and be payable on January 6 and July 6 of each year, beginning on January 6, 2018.

We may at our option redeem the Notes at any time, in whole or in part, at a price equal to the greater of 100% of the principal amount of such Notes and the make whole amount plus accrued and unpaid interest, if any, to (but not including) the redemption date. We may also redeem the Notes at any time upon the occurrence of certain tax events. Upon the occurrence of a triggering event, we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. For a more detailed description of the Notes, see “Description of the Notes” in this prospectus supplement.

The Notes are our senior unsecured obligations and will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes; rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law); be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

See “Risk Factors” beginning on page S-11 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Baidu(1)
Per 2022 Note		99.470%		0.275%		99.195%
Total	US$	895,230,000	US$	2,475,000	US$	892,755,000
Per 2027 Note		99.576%		0.275%		99.301%
Total	US$	597,456,000	US$	1,650,000	US$	595,806,000

(1)	Plus accrued interest, if any, from July 6, 2017.

Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited, or the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained herein. The listing and quotation of any Notes on the SGX-ST is not to be taken as an indication of the merits of us, or any of our subsidiaries or consolidated affiliated entities or of the Notes. Currently, there is no public trading market for the Notes.

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, on or about July 6, 2017, which is the fifth business day following the date of this prospectus supplement. Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date.

Joint Bookrunners
Goldman Sachs (Asia) L.L.C.	J.P. Morgan	HSBC

Co-managers

Morgan Stanley	DBS Bank Ltd.	CICC HK Securities

The date of this prospectus supplement is June 28, 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes by us. The second part, the base prospectus, presents more general information about this offering. The base prospectus was included in the registration statement on Form F-3 (File No. 333-218972) that we filed with the SEC on June 26, 2017. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus as updated through incorporation by reference.

If the description of the offering of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our” “Baidu,” and “issuer” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Baidu, Inc. and the Notes, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website or at the Public Reference Room maintained by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Baidu, Inc., CIK number 0001329099.

Our annual report on Form 20-F for the fiscal year ended December 31, 2016 originally filed with the SEC on March 31, 2017 (File No. 000-51469), or our 2016 Form 20-F, is incorporated by reference in the accompanying prospectus.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference in the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the Notes, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

IR Department

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search, online marketing and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•	PRC governmental regulations and policies relating to the internet, internet search and online marketing and the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus and in the documents incorporated by reference for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read the entire prospectus before investing, including “Risk Factors,” and including the documents incorporated by reference. See “Incorporation of Certain Documents by Reference.” Our 2016 Form 20-F, which contains our audited consolidated financial statements as of December 31, 2015 and 2016 and for each of the three years ended December 31, 2016, is incorporated by reference.

Baidu, Inc.

Overview

We are the leading Chinese language internet search provider. As a technology-based media company, we aim to provide the best and most equitable way for people to find what they are looking for. We provide our users with many channels to access information and services. In addition to serving individual internet search users, we provide an effective platform for businesses to reach potential customers.

Our business currently consists of keyword-based marketing services targeted at and triggered by internet users’ search queries, which mainly include our pay-for-performance, or P4P, services and other online marketing services, artificial intelligence (AI)-enabled new business initiatives and online video business.

Our Baidu.com website is the largest website in China and the fourth largest website globally, as measured by average daily visitors and page views during the three-month period preceding the date of this prospectus supplement, according to Alexa.com, an internet analytics firm. We are the largest internet search provider in China, accounting for 84% of revenues of the PC and mobile search market in China in the three months ended March 31, 2017, according to Analysys International, a market research firm. We are the top Chinese search engine in terms of combined PC and mobile search page views in the three months ended March 31, 2017, according to StatCounter, an internet analytics firm. In addition, our “Baidu” brand is one of the highest ranking brands in China in BrandZ Top 50 Most Valuable Chinese Brands 2016, a study published by Millward Brown Optimor, a brand strategy research company.

We conduct our operations primarily in China. Revenues generated from our operations in China accounted for approximately 99.5%, 98.9% and 97.8% of our total revenues in 2014, 2015 and 2016, respectively.

We serve four types of online participants:

Users. We aspire to provide the best experience to our users. To enrich user experience, we provide a broad range of products and services accessible through PCs and mobile devices. We offer Chinese language search on our Baidu platform that enables users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on our website. We launched Baidu Newsfeed in 2016 to offer users personalized newsfeed to meet their personal interests as reflected in their past online behaviors, such as search and browsing, and their demographics. In addition, iQiyi’s mobile application has continued to maintain its industry leadership with 129 million daily active users, 490 million monthly active users, and 342 billion minutes monthly user time in March 2017, according to iResearch, a market research firm.

Customers. We deliver online marketing services to a diverse customer base operating in a variety of industries. The number of our active online marketing customers grew from approximately 596,000 in 2012 to approximately 982,000 in 2016. Consistent with previously reported numbers, the number of active online marketing customers excluded those for our group-buying and delivery related businesses. Our online marketing customers consist of small to medium-sized enterprises, or SMEs, throughout China, large domestic companies and Chinese divisions and subsidiaries of large, multinational companies. We have a diverse customer base in terms of industries and geographical locations. The top industries in which our customers operate in terms of revenue contribution include retail and ecommerce, local services, medical and healthcare, network services, financial services, education, online games, transportation, construction and decoration, and business services. Customers in our top five industries contributed approximately 50% of our total online marketing revenues in 2016. Although we have customers located throughout China, we have a more active and larger customer base in coastal regions, reflecting the current general economic demographics in China. Our customers also include local merchants that act as advertisers or service providers covering businesses such as restaurants, hotels and cinemas, and advertisers of iQiyi, who are counted as part of our online marketing customers, and subscription users of online video contents.

We reach and serve our customers through our direct sales force as well as a network of third-party distributors across China. As many of our customers are SMEs, we use distributors to help us identify potential SME customers, collect payments and assist SMEs in setting up accounts with us and using our online marketing services. We have also engaged third-party agencies to identify and reach potential customers outside of China. Customers use our products and services through PCs and mobile devices. Mobile revenues represented 70.0% of our total revenues in the three months ended March 31, 2017.

Since early May 2016, we have been implementing new measures to further improve customer quality and foster a healthy environment to enhance user experience and drive long-term sustainable growth. We have taken proactive measures requiring all customers on our platform to submit Internet Content Provider (ICP) licenses and verify enterprise bank accounts. The implementation of new and stricter regulations on online marketing and our self-imposed proactive measures will have a short-term impact on our business. We believe these measures will be beneficial in the long term, and we remain confident in our long-term outlook, underpinned by our fundamental value proposition of search and our ongoing investments in technology.

Baidu Union Members. Baidu Union consists of a large number of third-party web content, software and mobile application providers. Baidu Union members can display on their properties our customers’ promotional links that match the content of such members’ properties. Some Baidu Union members also embed some of our products and services into their properties. We allow Baidu Union members to provide high-quality and relevant search results to their users without the cost of building and maintaining advanced search capabilities in-house and to monetize their traffic through revenue sharing arrangements with us. We reward Baidu Union members by sharing with these members revenues as a percentage of total revenues recognized by us. Because we have implemented measures to deliver a better user experience and build a safer and more trustworthy platform for users since May 2016, the revenue contributed by Baidu Union members slightly decreased in 2016.

Content Providers. Our content providers mainly consist of video copyright holders, map data owners, apps owners who list their apps on our app store for users to download, users who contribute their valuable and copyrighted content to our products, and self-media authors such as those who publish their content through Baijiahao accounts. These content providers contribute rich contents and resources to our content ecosystem, and in return we provide a broad platform for them to present their content. If we generate revenue from utilizing third-party contents, we will purchase these contents or share revenue with the content providers based on the terms of pre-agreed contracts.

Technology and people are critical to our long-term success:

Technology. We focus on research and development and innovation. To stay at the forefront of the internet industry and to achieve long-term growth and success, we invest heavily in research and development. We operate four research labs under the umbrella of Baidu Research: the Augmented Reality (AR) Lab, the Silicon Valley Artificial Intelligence (AI) Lab, the Beijing Deep Learning Lab and the Beijing Big Data Lab. We established the Baidu Institute of Deep Learning, currently known as the Beijing Deep Learning Lab, in January 2013. We opened the Silicon Valley AI Lab in May 2014, enhancing our research and development capabilities in Silicon Valley. In August 2014, we and the United Nations announced and started strategic cooperation and jointly established the Big Data Lab. In January 2017, we announced the establishment of our AR Lab focusing on augmented reality technology. Since September 2016, we have open-sourced our AI platform “PaddlePaddle” to the global developer community, providing access to Baidu technology in areas of voice and image recognition, natural language processing, and machine learning.

In 2015, our autonomous driving project at the Beijing Deep Learning Lab reached a key milestone by completing rigorous fully autonomous tests under a variety of complex environmental conditions. We have been recognized as one of the leading AI innovators globally after investing in AI for many years. In 2016, we established our Autonomous Driving Business Unit. In April 2017, we announced Project Apollo, our autonomous driving open platform.

We have developed a proprietary technological infrastructure which consists of technologies for web search, mobile, P4P, targetizement, large-scale systems, AI and autonomous driving technology. Our established infrastructure serves as the backbone for both our PC and mobile platforms.

People. We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages individual thinking and creativity, continuous self-improvement and strong commitment to providing the best experience to our users and customers. We value our employees and provide abundant opportunities for training, responsibility and career advancement in our organization.

We have a robust business model:

Online Marketing Services. We generate a large majority of our revenues from online marketing services, including online marketing services based on search queries, contextuals, audience attributes, media and placement attributes and online marketing services of other forms. Our online marketing services generally comprise text links, images, multimedia files and interactive forms. Our P4P platform enables customers to bid for priority placement of their links in keyword search results, and provides customers with wide reach, precise targeting capabilities, highly measurable results and superior returns on marketing spending. We generally require our P4P SME customers to pay deposits before using our services and remind them to replenish their accounts when needed. We also provide other forms of online marketing services, including contextual ads, display placements and online video ads.

Revenue, Profit and Cash Flow. We have grown substantially by focusing on the organic growth of our core business, complemented by strategic investments and acquisitions. Our total revenues in 2016 were RMB70.5 billion (US$10.2 billion), a 6.3% increase over 2015. Our operating profit was RMB10.0 billion (US$1.4 billion) in 2016, a 13.9% decrease over 2015. Our net income attributable to Baidu, Inc. was RMB11.6 billion (US$1.7 billion) in 2016, compared to RMB33.7 billion in 2015. Our total revenues, operating profit and net income attributable to Baidu, Inc. in the three months ended March 31, 2017 were RMB16.9 billion (US$2.5 billion), RMB2.0 billion (US$291.4 million) and RMB1.8 billion (US$258.1 million), respectively, representing a 6.8% increase, a 9.3% decrease and a 10.6% decrease from the corresponding period in 2016. For the three months ended March 31, 2017, we generated RMB4.7 billion (US$683.3 million) net cash from operating activities. As of March 31, 2017, we held a total of RMB90.7 billion (US$13.2 billion) in cash and cash equivalents and short-term investments.

Recent Development

Our chief financial officer, Ms. Jennifer Li, assumed the position of chief executive officer of Baidu Capital, an investment firm, in April 2017. Ms. Li intends to resign from her position as our chief financial officer upon the appointment of a successor to ensure a seamless transition of her responsibilities.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our audited consolidated financial statements or unaudited interim condensed consolidated financial statements. Our audited consolidated financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

	Year Ended December 31,					Three Months Ended March 31,
	2012	2013	2014	2015	2016	2017
	(unaudited)
Ratio of earnings to fixed charges	59.1	22.9	19.1	26.6	9.2	5.1

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. The term “earnings” means the sum of (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees and (b) fixed charges, less the interest capitalized and the accretion of the carrying value of the redeemable equity interests of the consolidated subsidiaries. The term “fixed charges” means the sum of the following: (a) interest charges, (b) amortization of debt issuance costs and discounts related to indebtedness, (c) an estimate of the interest within rental expense, and (d) the accretion of the carrying value of redeemable equity interests attributable to the subsidiaries’ unaffiliated holders of those equity interests.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on The NASDAQ Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed C T Corporation System, which is located at 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the Notes.

Issuer	Baidu, Inc.

Notes Offered	US$900,000,000 aggregate principal amount of 2.875% notes due 2022 (the “2022 Notes”) and US$600,000,000 aggregate principal amount of 3.625% notes due 2027 (the “2027 Notes”, together with the 2022 Notes, the “Notes”).

Maturity Dates	The 2022 Notes will mature on July 6, 2022 and the 2027 Notes will mature on July 6, 2027.

Interest Rates	The 2022 Notes will bear interest at a rate of 2.875% per year and the 2027 Notes will bear interest at a rate of 3.625% per year.

Interest Payment Dates	January 6 and July 6, beginning on January 6, 2018. Interest will accrue from July 6, 2017.

Optional Redemption	We may at our option redeem the Notes of either series at any time, in whole or in part, at a price equal to the greater of 100% of the principal amount of the Notes to be redeemed and the make whole amount plus, in each case, accrued and unpaid interest, if any, on the Notes to be redeemed to (but not including) the redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase Upon Triggering Event	Upon the occurrence of a Triggering Event (as defined in “Description of the Notes”), we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See “Description of the Notes— Repurchase Upon Triggering Event.”

Ranking	The Notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes;

•	rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law);

•	be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and

•	be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

Covenants	We will issue the Notes under an indenture with The Bank of New York Mellon, as trustee. The indenture will, among other things, limit our ability to incur liens and consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and the Notes and the indenture do not otherwise restrict or limit our ability to incur additional indebtedness or enter into transactions with, or to pay dividends or make other payments to, affiliates. For more details, see “Description of the Notes” and “Description of Debt Securities” in the accompanying prospectus.

Payment of Additional Amounts	All payments of principal, premium and interest made by us in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in “Description of Debt Securities” in the accompanying prospectus) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, subject to certain exceptions. See “Description of the Notes—Payment of Additional Amounts.”

Tax Redemption	Each series of the Notes may be redeemed at any time, at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date in the event we become obligated to pay additional amounts in respect of such Notes as a result of certain changes in tax law. See “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering to repay existing indebtedness and for general corporate purposes. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of US$200,000 and multiples of US$1,000 in excess thereof.

Form of Notes	We will issue the Notes in the form of one or more fully registered global Notes registered in the name of the nominee of The Depository Trust Company, or DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream or Euroclear, as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issuances	We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as any Notes issued hereunder unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Risk Factors	You should consider carefully all the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risk factors set forth under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and the risk factors set forth in our 2016 Form 20-F, which is incorporated by reference in the accompanying prospectus, before investing in any of the Notes offered hereby.

Listing	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

So long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, our company will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption, in the event that the global notes are exchanged for Notes in definitive form. In addition, in the event that the global notes are exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of our company through the SGX-ST. Such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Governing Law	New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

Prospective purchasers of the Notes should carefully consider the risks described below in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference before deciding to purchase any Notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Risks Related to the Notes

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries and consolidated affiliated entities.

The Notes will not be guaranteed by any of our existing or future subsidiaries and consolidated affiliated entities, who together hold substantially all of our operating assets and conduct substantially all of our business. Our subsidiaries and consolidated affiliated entities will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries and consolidated affiliated entities such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of our subsidiaries or consolidated affiliated entities, all of that subsidiary’s or consolidated affiliated entity’s creditors (including trade creditors) and any holders of preferred stock or shares would be entitled to payment in full out of that subsidiary’s or consolidated affiliated entity’s assets before any remaining assets would be available to Baidu, Inc. to make payments due on the Notes.

In addition, the indenture governing the Notes will, subject to some limitations, permit these subsidiaries and consolidated affiliated entities to incur additional obligations and will not contain any limitation on the amount of indebtedness or other liabilities, such as trade payables, that may be incurred by these subsidiaries and consolidated affiliated entities.

The indenture does not restrict the amount of additional debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries or consolidated affiliated entities, and they permit us and certain of our subsidiaries and consolidated affiliated entities to incur secured debt without equally and rateably securing the Notes under specified circumstances. As of March 31, 2017, our total debt was RMB52.4 billion (US$7.6 billion), primarily consisting of US$1.5 billion in long-term loans and US$750.0 million of our 2.250% Notes due 2017, US$750.0 million of our 3.500% Notes due 2022, US$1.0 billion of our 3.250% Notes due 2018, US$1.0 billion of our 2.750% Notes due 2019, US$750.0 million of our 3.000% Notes due 2020 and US$500.0 million of our 4.125% Notes due 2025. Our and our subsidiaries’ and consolidated affiliated entities’ incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

The Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the property securing those obligations.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to our existing and future secured obligations with respect to the assets that secure those obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured obligations, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured obligations will be available to pay obligations on the Notes only after all such secured obligations have been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

We may not be able to repurchase the Notes upon a Triggering Event.

Upon the occurrence of a Triggering Event described in “Description of the Notes—Repurchase Upon Triggering Event,” we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries’ or consolidated affiliated entities’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Triggering Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Triggering Event and repay our other indebtedness that may become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law.

Holders of the Notes may not be able to determine when a Triggering Event giving rise to their right to have the Notes repurchased has occurred.

The definition of Triggering Event in the indenture that will govern the Notes includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. There is no precise established definition of the phrase “substantially all” under New York law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a Triggering Event may be uncertain.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the Notes. For example, we are not required to offer to repurchase all outstanding Notes upon the occurrence of a change of control event (which event would trigger such a repurchase obligation under our 2.250% Notes due 2017 and 3.500% Notes due 2022 in an aggregate principal amount of US$1.5 billion, our 3.250% Notes due 2018 in the principal amount of US$1.0 billion, our 2.750% Notes due 2019 in the principal amount of US$1.0 billion, our 3.000% Notes due 2020 in the principal amount of US$750.0 million and our 4.125% Notes due 2025 in the principal amount of US$500.0 million we previously issued). In addition, certain important corporate events, such as merger or consolidation, sale of all or substantially all of the assets, liquidation or dissolution and leveraged recapitalizations, would not, under the indenture that will govern the Notes, constitute a Triggering Event that would require us to repurchase the Notes, even though those corporate events could adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Repurchase Upon Triggering Event.”

The indenture for the Notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity;

•	limit our ability to incur obligations that are equal in right of payment to the Notes;

•	restrict our subsidiaries’ or consolidated affiliated entities’ ability to issue unsecured securities or otherwise incur unsecured obligations that would be senior to our equity interests in our subsidiaries or consolidated affiliated entities and therefore rank effectively senior to the Notes;

•	limit the ability of our subsidiaries or consolidated affiliated entities to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other obligations;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our shares or other securities ranking junior to the Notes; or

•	limit our ability to sell, merge or consolidate any of our subsidiaries or consolidated affiliated entities.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

An active trading market for the Notes may not develop, and the trading price of the Notes could be materially and adversely affected.

The Notes are a new issue of securities for which there is currently no trading market. Application has been made for the listing and quotation of the Notes on the SGX-ST. However, there can be no assurance that we will be able to obtain or maintain such listing or that an active trading market will develop. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been advised that the underwriters intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue such market making activity at any time without notice. Therefore there can be no assurance that an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In addition, the Notes may trade at prices that are higher or lower than the price at which the Notes have been issued. The price at which the Notes trade depends on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	our results of operations, financial condition and future prospects;

•	changes in our industry and competition;

•	the market conditions for similar securities; and

•	general economic conditions,

almost all of which are beyond our control. As a result, there can be no assurance that you will be able to resell the Notes at attractive prices or at all.

We may be deemed a PRC “resident enterprise” under PRC tax laws, which could subject interest on the Notes to PRC withholding tax and gains on the transfer of the Notes to PRC income tax and could, under certain circumstances, permit us to redeem the Notes.

If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest we pay with respect to the Notes or any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty).

If we were deemed a PRC resident enterprise under the PRC Enterprise Income Tax Law and required to withhold tax on interest on the Notes, we would be required to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” As described under “Description of Debt Securities—Tax Redemption” in the accompanying prospectus, we may redeem the Notes in whole at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if such requirement to pay additional amounts results from a change in law (or a change in the official application or interpretation of law).

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates are relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. In May 2017, certain rating agencies have placed us under review for potential downgrade or negative watch, which may indicate a possible rating downgrade in the near future. Each agency’s rating should be evaluated independently of any other agency’s rating.

CERTAIN FINANCIAL DATA

Set forth below are certain consolidated statements of comprehensive income data and cash flow data for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and certain consolidated balance sheet data as of December 31, 2012, 2013, 2014, 2015 and 2016. The consolidated statements of comprehensive income data and cash flow data presented below for the years ended December 31, 2014, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements that are included in our 2016 Form 20-F and are incorporated by reference in the accompanying prospectus. The consolidated statements of comprehensive income data and cash flow data presented below for the years ended December 31, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements that are not included in our 2016 Form 20-F. Our audited consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, and have been audited by Ernst & Young Hua Ming LLP, an independent registered public accounting firm.

The consolidated statements of comprehensive income data and cash flow data presented below for the three months ended March 31, 2016 and 2017 and the consolidated balance sheet data as of March 31, 2017 have been derived from our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2016 and 2017 and as of March 31, 2017 included in this prospectus supplement. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and results of operations for the periods presented.

The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2016 and as of December 31, 2015 and 2016 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2016 Form 20-F and our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2016 and 2017 and as of March 31, 2017 and related notes included in this prospectus supplement. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the three-month period ended March 31, 2017 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2017.

	For the Years Ended December 31,						For the Three Months Ended March 31,
	2012	2013	2014	2015	2016		2016	2017
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
							(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Comprehensive Income Data:
Revenues:
Online marketing services	22,245,643	31,802,219	48,495,215	64,037,006	64,525,115	9,293,550	14,930,530	14,737,778	2,141,123
Other services	60,383	141,705	557,103	2,344,723	6,024,249	867,672	890,042	2,153,007	312,792

Total revenues	22,306,026	31,943,924	49,052,318	66,381,729	70,549,364	10,161,222	15,820,572	16,890,785	2,453,915

Operating costs and expenses:
Cost of revenues	(6,448,545)	(11,471,839)	(18,885,450)	(27,458,030)	(35,278,945)	(5,081,225)	(7,563,184)	(9,233,256)	(1,341,419)
Selling, general and administrative	(2,501,336)	(5,173,533)	(10,382,142)	(17,076,383)	(15,070,586)	(2,170,616)	(3,945,944)	(2,817,058)	(409,266)
Research and development	(2,304,825)	(4,106,832)	(6,980,962)	(10,175,762)	(10,150,753)	(1,462,013)	(2,100,707)	(2,834,825)	(411,847)

Total operating costs and expenses	(11,254,706)	(20,752,204)	(36,248,554)	(54,710,175)	(60,500,284)	(8,713,854)	(13,609,835)	(14,885,139)	(2,162,532)

Operating profit	11,051,320	11,191,720	12,803,764	11,671,554	10,049,080	1,447,368	2,210,737	2,005,646	291,383

Interest income	866,465	1,308,542	1,992,818	2,362,632	2,341,631	337,265	596,120	648,773	94,255
Interest expense	(107,857)	(447,084)	(628,571)	(1,041,394)	(1,157,562)	(166,724)	(268,389)	(323,366)	(46,979)
Income (loss) from equity method investments	(294,229)	22,578	(19,943)	3,867	(1,025,727)	(147,735)	(117,092)	(76,128)	(11,060)
Other income (loss), net, including exchange gains or losses	449,738	140,951	336,338	24,909,964	4,301,785	619,586	231,953	(79,558)	(11,558)

Income before income taxes	11,965,437	12,216,707	14,484,406	37,906,623	14,509,207	2,089,760	2,653,329	2,175,367	316,041

Income taxes	(1,574,159)	(1,828,930)	(2,231,172)	(5,474,377)	(2,913,594)	(419,645)	(674,750)	(405,053)	(58,847)
Net income	10,391,278	10,387,777	12,253,234	32,432,246	11,595,613	1,670,115	1,978,579	1,770,314	257,194

Less: Net loss attributable to noncontrolling interests	(64,750)	(162,880)	(943,698)	(1,231,927)	(36,656)	(5,280)	(8,252)	(6,357)	(924)

Net income attributable to Baidu, Inc.	10,456,028	10,550,657	13,196,932	33,664,173	11,632,269	1,675,395	1,986,831	1,776,671	258,118

	As of December 31,								As of March 31,
	2012	2013	2014	2015	2016				2017
	RMB	RMB	RMB	RMB	RMB		US$		RMB	US$
	(In thousands)
									(unaudited)	(unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents	11,880,632	9,691,797	13,852,725	9,959,932	10,898,463		1,569,705		14,565,758	2,116,131
Restricted cash	395,029	259,533	413,010	95,997	317,521		45,733		114,605	16,650
Short-term investments	20,604,223	27,481,642	42,698,831	57,969,242	71,195,629	(1)	10,254,304	(1)	76,112,428	11,057,710
Total assets	45,668,890	70,357,365	99,118,062	147,853,308	181,997,391		26,213,076		205,137,754	29,802,672
Short-term loans	—	—	93,000	100,000	1,115,000		160,593		1,055,679	153,370
Long-term loans, current portion	2,170,978	343,625	2,167,405	974,820	3,468,296		499,539		3,446,583	500,724
Long-term loans	356,589	2,112,359	1,860,000	3,239,676	6,822,109		982,588		6,783,230	985,476
Capital lease obligations, current	32,502	44,907	57,346	46,088	8,416		1,212		637	93
Capital lease obligations, non-current	44,479	40,999	50,079	8,435	348		50		348	51
Notes payable, current portion	—	—	—	—	5,203,315		749,433		5,169,828	751,079
Notes payable	9,336,686	15,116,990	21,556,782	30,702,116	27,648,477		3,982,209		27,472,249	3,991,203
Convertible notes payable	—	—	—	—	—		—		8,484,786	1,232,680
Total liabilities	18,453,765	30,320,538	45,065,679	63,637,592	84,254,996		12,135,243		105,435,314	15,317,775
Total Baidu, Inc. shareholders’ equity	26,055,229	37,796,492	51,072,424	80,255,663	92,273,542		13,290,154		94,114,388	13,673,058

(1)	The amount of short-term investments as of December 31, 2016 was revised to RMB71,195,629 (US$10,254,304) due to reclassification in the three months ended March 31, 2017.

	For the Years Ended December 31,						For the Three Months Ended March 31,
	2012	2013	2014	2015	2016		2016	2017
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
							(unaudited)	(unaudited)	(unaudited)
Consolidated Cash Flow Data:
Net cash generated from operating activities	11,995,994	13,792,971	17,937,175	19,771,122	22,258,297	3,205,861	4,931,093	4,703,606	683,346
Net cash used in investing activities	(13,749,080)	(23,062,940)	(22,467,774)	(31,621,128)	(35,910,759)	(5,172,225)	(2,665,149)	(21,485,187)	(3,121,395)
Net cash generated from financing activities	9,517,865	7,281,682	8,611,960	7,778,032	14,446,680	2,080,755	402,828	20,475,915	2,974,766
Net increase (decrease) in cash and cash equivalents	7,753,150	(2,188,835)	4,160,928	(3,892,793)	938,531	135,176	2,633,312	3,667,295	532,789
Non-GAAP Measure:
Adjusted EBITDA(2)	12,697,605	13,818,547	16,755,048	16,660,034	15,792,040	2,274,527	3,457,263	3,626,349	526,840

(2)	To supplement our consolidated financial results presented in accordance with U.S. GAAP, we use adjusted EBITDA, a non-GAAP financial measure, in evaluating our performance and liquidity. We define adjusted EBITDA as operating profit excluding depreciation, amortization and share-based compensation expenses. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. In addition, our adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate this non-GAAP financial measure in the same manner as we do.

We believe that adjusted EBITDA provides meaningful supplemental information regarding our performance and liquidity by excluding certain expenses, particularly share-based compensation expenses, that may not be indicative of our operating performance or financial condition from a cash perspective. We believe that both our management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning and forecasting future periods. This non-GAAP financial measure also facilitates our management’s internal comparisons to our historical performance and liquidity. We have computed adjusted EBITDA using the same consistent method from quarter to quarter since April 1, 2006. We believe that this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by our management in its financial and operational decision making. A limitation of using adjusted EBITDA is that this non-GAAP measure excludes interest, taxes, depreciation, amortization and share-based compensation charges that have been and will continue to be for the foreseeable future significant expense items in our results of operations. Another limitation of using adjusted EBITDA is that it does not include all items that impact our net cash provided by operating activities for the period. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from adjusted EBITDA.

The accompanying table sets out our adjusted EBITDA for each period shown, together with a reconciliation between adjusted EBITDA and the most directly comparable U.S. GAAP financial measure, operating profit. The U.S. dollar figures for 2016 are calculated using the same convenience translation rate of RMB6.9430 to US$1.00 that is used in our audited consolidated financial statements as of and for the year ended December 31, 2016. The U.S. dollar figures for the three months ended March 31, 2017 are calculated using the same convenience translation rate of RMB6.8832 to US$1.00 that is used in our unaudited consolidated financial statements as of and for the three months ended March 31, 2017.

	For the Year Ended December 31,						For the Three Months Ended March 31,
	2012	2013	2014	2015	2016		2016	2017
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
							(unaudited)	(unaudited)	(unaudited)
Operating profit	11,051,320	11,191,720	12,803,764	11,671,554	10,049,080	1,447,368	2,210,737	2,005,646	291,383
Add: Share-based compensation expenses	212,309	514,727	962,740	1,387,118	1,759,988	253,491	309,062	630,811	91,645
Add: Depreciation of fixed assets	1,218,422	1,640,693	2,224,049	2,886,254	3,451,422	497,108	795,589	922,056	133,957
Add: Amortization of intangible assets	215,554	471,407	764,495	715,108	531,550	76,560	141,875	67,836	9,855

Adjusted EBITDA (non-GAAP)	12,697,605	13,818,547	16,755,048	16,660,034	15,792,040	2,274,527	3,457,263	3,626,349	526,840

Set forth below is a discussion of our unaudited statements of comprehensive income data for the three months ended March 31, 2016 and 2017. The discussion of our audited financial information for the three years ended December 31, 2016 and as of December 31, 2015 and 2016 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2016 Form 20-F, which is incorporated by reference.

Three months ended March 31, 2017 Compared to Three months ended March 31, 2016

Consolidated revenues. Our total revenues increased by 6.8% from RMB15.8 billion in the three months ended March 31, 2016 to RMB16.9 billion (US$2.5 billion) in the three months ended March 31, 2017. Our online marketing revenues decreased slightly by 1.3% from RMB14.9 billion in the three months ended March 31, 2016 to RMB14.7 billion (US$2.1 billion) in the three months ended March 31, 2017. The number of our active online marketing customers decreased by 23.2% from approximately 587,000 in the three months ended March 31, 2016 to 451,000 in the three months ended March 31, 2017, while the average revenue per online marketing customer increased by 26.8% from RMB25,400 in the three months ended March 31, 2016 to RMB32,200 (US$4,678) in the three months ended March 31, 2017. The decrease of our active online marketing customers was primarily due to the additional customer verification measures we have implemented since May 2016, which raised the standard for qualification as a marketing customer, in order to deliver a better user experience and build a safer and more trustworthy platform. Consistent with previously reported numbers, the number of active online marketing customers and average revenue per customer exclude those for our group-buying and delivery related businesses. Other revenues increased by 141.9% from RMB890.0 million in the three months ended March 31, 2016 to RMB2.2 billion (US$312.8 million) in the three months ended March 31, 2017, which was primarily due to the growth of subscription services of iQiyi.

Consolidated operating costs and expenses. Our total operating costs and expenses increased by 9.4% from RMB13.6 billion in the three months ended March 31, 2016 to RMB14.9 billion (US$2.2 billion) in the three months ended March 31, 2017. This increase was primarily due to the expansion of our business and, in particular, increases in content costs of iQiyi, research and development personnel-related costs and share-based compensation expenses, which were partially offset by the reduction of promotional spending relating to our transaction services.

Cost of Revenues. Our cost of revenues increased by 22.1% from RMB7.6 billion in the three months ended March 31, 2016 to RMB9.2 billion (US$1.3 billion) in the three months ended March 31, 2017. This increase was primarily due to the following factors:

•	Traffic Acquisition Costs. Our traffic acquisition costs remained stable and was RMB2.2 billion (US$317.5 million) in the three months ended March 31, 2017, compared to RMB2.2 billion in the three months ended March 31, 2016. Traffic acquisition costs represented 12.9% of total revenues in the three months ended March 31, 2017, compared to 14.1% in the three months ended March 31, 2016.

•	Bandwidth Costs and Depreciation Expenses. Our bandwidth costs increased by 22.7% from RMB1.1 billion in the three months ended March 31, 2016 to RMB1.3 billion (US$194.0 million) in the three months ended March 31, 2017. Our depreciation expenses of servers and other equipment increased by 16.4% from RMB707.3 million in the three months ended March 31, 2016 to RMB823.0 million (US$119.6 million) in the three months ended March 31, 2017. The absolute increases in these costs were mainly due to our investment in increasing our network infrastructure capacity.

•	Sales Tax and Surcharges. Our sales tax and surcharges increased by 20.1% from RMB1.0 billion in the three months ended March 31, 2016 to RMB1.3 billion (US$182.8 million) in the three months ended March 31, 2017, which was mainly due to an additional portion of our revenues from online marketing services that has become subject to certain surcharges.

•	Operational Costs. Our operational costs decreased by 12.2% from RMB1.1 billion in the three months ended March 31, 2016 to RMB958.7 million (US$139.3 million) in the three months ended March 31, 2017, primarily due to the decrease in iQiyi’s film distribution costs.

•	Content Costs. Our content costs increased by 90.7% from RMB1.4 billion in the three months ended March 31, 2016 to RMB2.6 billion (US$382.9 million) in the three months ended March 31, 2017, primarily due to the increase in video content costs of iQiyi.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses decreased by 28.6% from RMB3.9 billion in the three months ended March 31, 2016 to RMB2.8 billion (US$409.3 million) in the three months ended March 31, 2017. This decrease was primarily due to the following factors:

•	Marketing and promotion expenses decreased by 65.2% from RMB2.3 billion in the three months ended March 31, 2016 to RMB814.0 million (US$118.3 million) in the three months ended March 31, 2017. This decrease was primarily due to a decrease in promotional spending relating to our transaction services.

•	Total office operating expenses decreased by 8.7% from RMB129.7 million in the three months ended March 31, 2016 to RMB118.5 million (US$17.2 million) in the three months ended March 31, 2017, primarily as a result of reduced office rental expenses as new buildings owned by us went into service.

•	Total salaries and benefits and staff related expenses increased by 27.6% from RMB916.3 million in the three months ended March 31, 2016 to RMB1.2 billion (US$169.9 million) in the three months ended March 31, 2017, primarily due to the increase in the average salary and bonus per employee in the three months ended March 31, 2017.

•	Share-based compensation expenses allocated to selling, general and administrative expenses increased by 78.4% from RMB105.0 million in the three months ended March 31, 2016 to RMB187.4 million (US$27.2 million) in the three months ended March 31, 2017.

Research and Development Expenses. Our research and development expenses increased by 34.9% from RMB2.1 billion in the three months ended March 31, 2016 to RMB2.8 billion (US$411.8 million) in the three months ended March 31, 2017, primarily due to an increase in research and development personnel-related cost.

Operating Profit. As a result of the foregoing, we generated an operating profit of RMB2.0 billion (US$291.4 million) in the three months ended March 31, 2017, a 9.3% decrease from RMB2.2 billion in the three months ended March 31, 2016.

Other Income, Net, Including Exchange Gains or Losses. Our other income, net, including exchange gains or losses was RMB79.6 million (US$11.6 million) in the three months ended March 31, 2017. In the three months ended March 31, 2016, our other income, net, including exchange gains or losses amounted to RMB232.0 million, primarily attributable to the investment gain recognized as a result of the spin-off of the music business and additional government subsidies recognized in this period.

Loss From Equity Method Investments. Our loss from equity method investments decreased by 35.0% from RMB117.1 million in the three months ended March 31, 2016 to RMB76.1 million (US$11.1 million) in the three months ended March 31, 2017.

Taxation. Our income tax expenses decreased by 40.0% from RMB674.8 million in the three months ended March 31, 2016 to RMB405.1 million (US$58.8 million) in the three months ended March 31, 2017. The effective tax rate for the three months ended March 31, 2017 was 18.6%, compared to 25.4% for the three months ended March 31, 2016.

Net Income Attributable to Baidu, Inc. As a result of the foregoing, net income attributable to Baidu, Inc. decreased by 10.6% from RMB2.0 billion in the three months ended March 31, 2016 to RMB1.8 billion (US$258.1 million) in the three months ended March 31, 2017.

Segment Revenues

The following table sets forth our revenues by segment and year-over-year change rate for the periods indicated, with each segment revenues including inter-segment revenues:

	For the Three Months Ended March 31,
	2016	2017
	RMB	RMB	US$	YoY%
	(in thousands, except percentages, unaudited)
Revenues:
Search Services	13,246,699	12,420,545	1,804,472	(6.2)
Transaction Services	900,062	1,362,006	197,874	51.3
iQiyi	1,925,405	3,316,571	481,836	72.3

Search Services. Our search services revenues decreased by 6.2% from RMB13.2 billion in the three months ended March 31, 2016 to RMB12.4 billion (US$1.8 billion) in the three months ended March 31, 2017. This decrease was primarily due to the implementation of additional customer verification measures starting in May 2016 in order to deliver a better user experience and build a safer and more trustworthy platform for users, which had a negative impact on the number of customers and our revenues in the short term. The total number of paid clicks decreased by 5.7% from the three months ended March 31, 2016 to the three months ended March 31, 2017.

Transaction Services. Our transaction services revenues increased by 51.3% from RMB900.1 million in the three months ended March 31, 2016 to RMB1.4 billion (US$197.9 million) in the three months ended March 31, 2017, which was mainly contributed by the increased revenue of Baidu Delivery business, Baidu Netdisk business and Baidu Financial Services.

iQiyi. Our iQiyi revenues increased by 72.3% from RMB1.9 billion in the three months ended March 31, 2016 to RMB3.3 billion (US$481.8 million) in the three months ended March 31, 2017. This increase was mainly attributable to the increase in online marketing revenues and subscription services revenues.

Segment Operating Costs and Expenses

The following table sets forth our operating costs and expenses by segment and year-over-year change rate for the periods indicated:

	For the Three Months Ended March 31,
	2016	2017
	RMB	RMB	US$	YoY%
	(in thousands, except percentages, unaudited)
Operating Costs and Expenses:
Search Services	(6,491,540)	(6,982,333)	(1,014,401)	7.6
Transaction Services	(4,268,822)	(3,114,395)	(452,463)	(27.0)
iQiyi	(2,843,982)	(4,243,253)	(616,466)	49.2

Search Services. Operating costs and expenses of search services mainly consist of traffic acquisition costs, staff related costs, business tax and surcharges, depreciation and intangible amortization expenses, bandwidth costs, content costs and marketing and promotion expenses.

Operating costs and expenses of search services were RMB7.0 billion (US$1.0 billion) in the three months ended March 31, 2017, compared to RMB6.5 billion in the three months ended March 31, 2016. The increase was primarily a result of a 23.6% increase in staff related costs, a 26.6% increase in bandwidth costs, a 750.3% increase in content costs, and a 16.9% increase in depreciation of servers and other equipment, partially offset by a decrease of 339.4% in bad debt provision and a decrease of 63.9% in intangible amortization expenses, all compared to the amounts in the three months ended March 31, 2016, respectively.

Transaction Services. Operating costs and expenses of transaction services mainly consist of marketing and promotion expenses, staff related costs, depreciation and intangible amortization expenses, bandwidth costs, traffic acquisition costs, delivery costs and business tax and surcharges, respectively.

Operating costs and expenses of transaction services were RMB3.1 billion (US$452.5 million) in the three months ended March 31, 2017, compared to RMB4.3 billion in the three months ended March 31, 2016. The decrease was primarily a result of a 79.9% decrease in marketing and promotion expenses, partially offset by a 34.9% increase in staff related costs, all compared to the amounts in the three months ended March 31, 2016, respectively.

iQiyi. Operating costs and expenses of iQiyi mainly consist of content costs, bandwidth costs, staff related costs, marketing and promotion expenses, and business tax and surcharges.

Operating costs and expenses of iQiyi were RMB4.2 billion (US$616.5 million) in the three months ended March 31, 2017, compared to RMB2.8 billion in the three months ended March 31, 2016. The increase was primarily due to a result of an 87.2% increase in content costs, a 43.9% increase in staff related costs, a 67.0% increase in business tax and surcharges, and a 19.8% increase in bandwidth costs, partially offset by a 75.0% decrease in film distribution costs, all compared to the amounts in the three months ended March 31, 2016, respectively.

Cash Flows and Working Capital

As of March 31, 2017, we held a total of RMB90.7 billion (US$13.2 billion) in cash and cash equivalents and short-term investments.

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Three Months Ended March 31,
	2016	2017
	RMB	RMB	US$
	(in thousands, unaudited)
Net cash generated from operating activities	4,931,093	4,703,606	683,346
Net cash used in investing activities	(2,665,149)	(21,485,187)	(3,121,395)
Net cash generated from financing activities	402,828	20,475,915	2,974,766
Net increase in cash and cash equivalents	2,633,312	3,667,295	532,789
Cash and cash equivalents at beginning of the period	9,959,932	10,898,463	1,583,342
Cash and cash equivalents at end of the period	12,593,244	14,565,758	2,116,131

Net cash generated from operating activities decreased to RMB4.7 billion (US$683.3 million) in the three months ended March 31, 2017 from RMB4.9 billion in the three months ended March 31, 2016. This decrease was primarily due to the decrease in net income, as adjusted for non-cash items and changes in working capital.

Net cash used in investing activities increased to RMB21.5 billion (US$3.1 billion) in the three months ended March 31, 2017 from RMB2.7 billion in the three months ended March 31, 2016. The increase was primarily due to increased purchases of short-term investments, increased micro loan origination and disbursement, and purchases of trading investments for our wealth management business, partially offset by increased sales and maturities of short-term investments.

Net cash generated from financing activities increased to RMB20.5 billion (US$3.0 billion) in the three months ended March 31, 2017 from RMB402.8 million in the three months ended March 31, 2016. The increase was primarily attributable to proceeds from third-party investors and proceeds from iQiyi’s issuance of convertible notes, partially offset by repayment to third-party investors.

Capital Expenditures

We made capital expenditures of RMB1.2 billion (US$169.6 million) in the three months ended March 31, 2017, representing 6.9% of our total revenues, as compared to RMB825.6 million in the three months ended March 31, 2016, representing 5.2% of our total revenues. Our capital expenditures were primarily attributable to the purchase of servers, network equipment and other computer hardware to increase our network infrastructure capacity and expenditures on office buildings and cloud computing based data centers. We funded our capital expenditures primarily with net cash flow generated from operating activities.

Our capital expenditures may increase in the future as our business continues to grow, in connection with the expansion and improvement of our network infrastructure and further expenditures on the construction of office buildings and cloud computing based data centers. We currently plan to fund these expenditures with cash flow generated from our operating activities.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the Notes will be approximately US$1.49 billion. We plan to use the net proceeds from the sale of the Notes to repay existing indebtedness and for general corporate purposes.

We may use the net proceeds from our issuance and sale of the Notes to fund the operations of our PRC subsidiaries by making additional capital contributions to our existing PRC subsidiaries, injecting capital to establish new PRC subsidiaries or providing loans to our PRC subsidiaries. Transfer of funds from Baidu, Inc. or any of our offshore subsidiaries to our PRC subsidiaries is subject to PRC regulatory restrictions and procedures: (i) capital contributions to existing PRC subsidiaries and establishment of new PRC subsidiaries must be approved by the PRC Ministry of Commerce or its local counterpart and registered with SAFE or its local counterpart; and (ii) loans to any of our PRC subsidiaries must not exceed the statutory limit, which is the difference between the amount of total investment as approved by the PRC Ministry of Commerce or its local counterpart for that PRC subsidiary and the amount of registered capital of that PRC subsidiary, and must be registered with the local counterpart of SAFE. See “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries or consolidated affiliated entities, or making additional capital contributions to our PRC subsidiaries, which could adversely affect our ability to fund and expand our business” in our 2016 Form 20-F, which is incorporated by reference.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and almost all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Except as otherwise stated in this prospectus, all amounts in this prospectus supplement that are not recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.8832 to US$1.00, the exchange rate in effect as of March 31, 2017. All amounts in this prospectus supplement that are recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.9430 to US$1.00, the exchange rate in effect as of December 30, 2016. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On June 16, 2017, the exchange rate was RMB6.8097 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Exchange Rate
	Period End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
December	6.9430	6.9198	6.9580	6.8771
2017
January	6.8768	6.8907	6.9575	6.8360
February	6.8665	6.8694	6.8821	6.8517
March	6.8832	6.8940	6.9132	6.8687
April	6.8900	6.8876	6.8988	6.8778
May	6.8098	6.8843	6.9060	6.8098
June (through June 16)	6.8097	6.7999	6.8097	6.7888

Source: Federal Reserve Statistical Release

(1)	Annual and interim period averages are calculated using the average of the exchange rates on the last day of each month during the relevant year or interim period. Monthly averages are calculated using the average of the daily rates during the relevant month.

CAPITALIZATION

The following table sets forth our consolidated total capitalization as of March 31, 2017 on an actual basis and on an as adjusted basis to give effect to the issuance of Notes in this offering as if the Notes were issued on that day. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto included in this prospectus supplement.

	As of March 31, 2017
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands, unaudited)
Short-term loans(1)	1,055,679	153,370	1,055,679	153,370
Long-term loans(2)	10,229,813	1,486,200	10,229,813	1,486,200
Long-term notes payable(3)	32,642,077	4,742,282	32,642,077	4,742,282
Convertible notes payable(4)	8,484,786	1,232,680	8,484,786	1,232,680
Notes offered hereby	—	—	10,324,800	1,500,000

Total debt	52,412,355	7,614,532	62,737,155	9,114,532
Total shareholders’ equity(5)	94,084,880	13,668,771	94,084,880	13,668,771

Total capitalization(6)	146,497,235	21,283,303	156,822,035	22,783,303

(1)	Represents loans provided by banks with original maturities of less than one year.
(2)	Represents loans provided by banks with original maturities of greater than one year, including current and non-current portions.
(3)	Represents our 2.250% Notes due 2017, 3.500% Notes due 2022, 3.250% Notes due 2018, 2.750% Notes due 2019, 3.000% Notes due 2020 and 4.125% Notes due 2025, including current and non-current portions.
(4)	Represents convertible notes issued by iQiyi due 2018.
(5)	Total shareholders’ equity includes shareholders’ equity pertaining to our shareholders plus shareholders’ equity pertaining to the non-controlling interests in our subsidiaries.
(6)	Total capitalization is the sum of total debt and total shareholders’ equity. After the completion of this offering, we may incur additional debt in the regular course of our business which may materially affect our total indebtedness as provided in this table.

As of March 31, 2017, on a consolidated basis, all of our debt outstanding was unsecured. In addition, at March 31, 2017, we did not have any off-balance sheet guarantees.

DESCRIPTION OF THE NOTES

The following description is only a summary of the material terms of the Notes and does not purport to be complete. The Notes will be issued under and governed by the indenture dated as of November 28, 2012, as supplemented by the fifth supplemental indenture to be dated as of July 6, 2017 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon, as trustee (the “trustee”). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

In this description, references to the “Company,” “we,” “us” or “our” mean Baidu, Inc. only and do not include any of our Subsidiaries or Consolidated Affiliated Entities, unless the context otherwise requires.

General

The 2022 Notes and the 2027 Notes will each constitute a series of securities under the indenture. The 2022 Notes will initially be issued in an aggregate principal amount of US$900,000,000 and will mature on July 6, 2022, and the 2027 Notes will initially be issued in an aggregate principal amount of US$600,000,000 and will mature on July 6, 2027, unless the 2022 Notes or the 2027 Notes, as the case may be, are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The 2022 Notes will bear interest at the rate of 2.875% per annum and the 2027 Notes will bear interest at the rate of 3.625% per annum. Interest on the Notes will accrue from July 6, 2017 and will be payable semi-annually in arrears on January 6 and July 6 of each year, beginning on January 6, 2018, to the persons in whose names the Notes are registered at the close of business on the preceding June 21 and December 21, respectively, which we refer to as the record dates. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the Notes is due on a date that is not a Business Day (as defined under the heading “Optional Redemption” below), then payment of principal of, premium (if any) or interest on the Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes will be issued in global registered form.

Ranking

The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Issuance of Additional Notes

We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of the Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as any Notes offered hereby unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Optional Redemption

We may, at any time upon giving not less than 30 nor more than 60 days’ notice to holders of the relevant series of the Notes (which notice shall be irrevocable), redeem that series of the Notes, in whole or in part, at a redemption amount equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the make whole amount, which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 20 basis points in the case of the 2022 Notes and 25 basis points in the case of the 2027 Notes, plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed will be selected (i) if listed on a national securities exchange or held through the clearing systems then in compliance with the requirements of such national securities exchange or the clearing system, and (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems then pro rata, by lot or in such other manner as the trustee deems appropriate in its sole discretion, unless otherwise required by law.

Repurchase Upon Triggering Event

If a Triggering Event occurs, unless we have exercised our right to redeem the Notes of the relevant series as described under the heading “Description of Debt Securities—Tax Redemption” in the accompanying prospectus or under the heading “Optional Redemption” above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Triggering Event Offer”) on the terms set forth in the indenture and the Notes of the relevant series. In the Triggering Event Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Triggering Event Payment”).

Within 30 days following a Triggering Event, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Triggering Event Payment Date”), pursuant to the procedures required by the Notes of the relevant series and described in such notice.

On the Triggering Event Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;

•	deposit with the relevant paying agent one Business Day prior to the Triggering Event Payment Date an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The relevant paying agent will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

We will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

There can be no assurance that we will have sufficient funds available at the time of a Triggering Event to consummate a Triggering Event Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Triggering Event Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Triggering Event, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Triggering Event Offer, and there can be no assurance that we will be able to effect such repayment or termination.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person. “Group” means the Company and our Controlled Entities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Triggering Event” means (A) any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (“Change in Law”) that results in (x) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) we being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the Change in Law, an opinion from an independent financial advisor or an independent legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such Change in Law would not materially adversely affect our ability to make principal and interest payments on the Notes when due.

The definition of Triggering Event includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a Triggering Event may be uncertain.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the Notes of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)	in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a Note and the Relevant Jurisdiction other than merely holding such Note or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)	in respect of any Note presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any Note means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)	in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a Note to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)	in respect of any Taxes imposed as a result of a Note being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(vi)	to any holder of a Note that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)	with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code and U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any non-U.S. law, regulation or guidance enacted or issued with respect thereto;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any Note; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 days prior to each date of payment of principal of, premium (if any) or interest on the Notes of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on the Notes of such series if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent may rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or expense reasonably incurred without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Modification and Waiver

The provisions of the indenture relating to modification and waiver, which are described under the heading “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, will apply to the Notes, with the additional provisions that:

(i)	we and the trustee may not, without the consent of each holder of the applicable series of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase of any series of the Notes or change the time at which any series of the Notes may be redeemed or repurchased as described above under “—Optional Redemption” or “—Repurchase Upon Triggering Event” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Triggering Event”); and

(ii)	we and the trustee may, without the consent of any holder of the Notes of any series, amend the indenture and the relevant Notes to conform the text of the indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced by an officers’ certificate.

Limitation on Liens

So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness, or any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing the Notes equally and ratably therewith or (ii) providing such other security for the Notes as shall be approved by an act of the holders of each series of the Notes holding at least a majority of the principal amount of that series of the Notes then outstanding.

The foregoing restriction will not apply to:

(i)	any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii)	any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

(iii)	any Lien created or outstanding in favor of us;

(iv)	any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full); or

(v)	any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)	its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 5% of our consolidated total revenue;

(b)	its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 5% of our consolidated net profit (before taxation and exceptional items); or

(c)	its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)	in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)	if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)	if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)	if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)	to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

NDRC Post-issue Filing

The Company will notify the Trustee if it does not file or cause to be filed with the NDRC the requisite information and documents required to be filed with the NDRC within 10 PRC Business Days after the completion of the Notes issuance in accordance with the Circular on Promoting the Reform of the Administrative System on the Issuance by Enterprises of Foreign Debt Filings and Registrations ( ) issued by the NDRC and which came into effect on September 14, 2015 and any implementation rules as issued by the NDRC as in effect at such time (the “Post-Issuance Filing”). Such notification to the Trustee shall be made within 10 PRC Business Days after such failure to complete the Post-Issuance Filing.

“PRC Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in the PRC are authorized or obligated by law, regulation or executive order to remain closed.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings “—Repurchase Upon Triggering Event” and “—Limitation on Liens” above.

No Sinking Fund

The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

Each series of the Notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; (2) we determine that the Notes will no longer be represented by global notes and execute and deliver to the trustee an officers’ certificate to such effect; or (3) an event of default with respect to the Notes will have occurred and be continuing. These certificated Notes will be registered in such name or names as DTC will instruct the trustee and the agents. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TAXATION

Prospective investors should consult their professional advisors regarding the possible tax consequences of buying, holding or selling any Notes under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the Notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands law, payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No stamp duty is payable in respect of the issue of the Notes. An instrument of transfer in respect of a Note is stampable if executed in or brought into the Cayman Islands.

PRC Taxation

The following is a summary of certain PRC tax consequences of the purchase, ownership and disposition of Notes to non-resident enterprises and non-resident individuals. It is based upon applicable laws, rules and regulations in effect as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the Notes and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the tax consequences of the purchase, ownership and disposition of Notes, including such possible consequences under the laws of their country of citizenship, residence or domicile.

If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC enterprise income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the Notes or any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty).

If we are not deemed a PRC resident enterprise, non-resident enterprise and non-resident individual holders of Notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, Notes.

U.S. Federal Income Tax Considerations

This sub-section titled “U.S. Federal Income Tax Considerations” discusses U.S. federal income tax consequences of the ownership of the Notes as of the date of this prospectus supplement. This summary applies to you only if:

•	You are, for U.S. federal income tax purposes, a beneficial owner of a Note and an individual U.S. citizen or resident, a U.S. corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes; and

•	You purchase the Notes in their original issuance at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money, and you hold such Notes as capital assets for U.S. federal income tax purposes.

This sub-section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. In particular, the discussion does not address all of the tax consequences that may be applicable to investors that are subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that elect mark-to-market treatment, persons that hold the Notes as a position in a straddle, conversion transaction, synthetic security or other integrated financial transaction for U.S. federal tax purposes, persons subject to the alternative minimum tax and persons whose functional currency is not the U.S. dollar. Moreover, this discussion does not address any foreign, state or local tax considerations, any aspect of the Medicare tax on net investment income or any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

The discussion below regarding U.S. federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, final and proposed Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as of the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or other entity treated as a partnership for U.S. federal income tax purposes holding the Notes or a partner therein, you are urged to consult your tax advisor.

Interest Payments

Payments of stated interest on the Notes will be includible in your gross income as ordinary interest income at the time you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Interest on the Notes (including Additional Amounts) will constitute foreign-source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the Notes generally will constitute passive income.

As described in “—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, payments of interest in respect of the Notes may be subject to PRC withholding taxes. For U.S. federal income tax purposes, the amount of interest includible in taxable income would include any amounts withheld in respect of PRC taxes. If PRC withholding taxes apply to interest paid to you with respect to the Notes, you may be able to obtain a reduced rate of PRC withholding taxes under the income tax treaty between the United States and the PRC (the “U.S.-PRC income tax treaty”) if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on interest that is non-refundable under the U.S.-PRC income tax treaty may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. If you do not elect to claim a foreign tax credit, you may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which you elect to do so for all creditable foreign income taxes. You should consult your tax advisor regarding the deductibility and creditability of any PRC tax.

Additional Amounts paid pursuant to the obligations described under “Description of the Notes—Payment of Additional Amounts” would be treated as foreign-source ordinary interest income.

Sale, Exchange, Redemption and Other Disposition of the Notes

Upon the sale, exchange, redemption or other disposition of the Notes, you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than amounts attributable to accrued but unpaid interest which will be treated as ordinary interest income) and your adjusted tax basis in such Notes. Your adjusted tax basis in the Notes generally will equal the cost of such Notes. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition you held the Notes for more than one year. The deductibility of capital losses is subject to certain limitations.

As described in “—PRC Taxation” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of Notes may be subject to PRC income taxes. You may use foreign tax credits to offset only the portion of your U.S. tax liability considered to be attributable to foreign-source income. Generally, gain or loss from the disposition of Notes will be U.S.-source for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if you are eligible for the benefits of the U.S.-PRC income tax treaty, you may elect to treat such gain as PRC source income under the U.S.-PRC income tax treaty. You are urged to consult your tax advisor as to your eligibility for benefits under the U.S.-PRC income tax treaty and the creditability of any PRC tax on disposition gains in your particular circumstances if you are so eligible.

Foreign Financial Asset Reporting

Owners of certain foreign financial assets, including debt of foreign entities, may be required to file an information report with respect to such assets with their tax returns if the aggregate value of all of these assets exceeds $50,000 at the end of the taxable year or $75,000 at any time during the taxable year (or, in some circumstances, a higher threshold). Although the Notes are not expected to constitute foreign financial assets subject to these requirements while held in an account at a financial institution, the account through which the Notes are held may be reportable if maintained by a foreign financial institution. If you are a U.S. person acquiring our Notes, you are urged to consult your tax advisors regarding the potential application of this legislation.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities LLC and The Hongkong and Shanghai Banking Corporation Limited are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the Notes of each series set forth opposite its name below:

Underwriters	Principal Amount of the 2022 Notes		Principal Amount of the 2027 Notes
Goldman Sachs (Asia) L.L.C.		360,000,000		240,000,000
J.P. Morgan Securities LLC		360,000,000		240,000,000
The Hongkong and Shanghai Banking Corporation Limited		171,000,000		114,000,000
Morgan Stanley & Co. International plc		4,500,000		3,000,000
DBS Bank Ltd.		2,250,000		1,500,000
China International Capital Corporation Hong Kong Securities Limited		2,250,000		1,500,000

Total	US$	900,000,000	US$	600,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters initially propose to offer part of the Notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of the underwriters are not broker-dealers registered with the SEC. Therefore, to the extent they intend to make any offers or sales of Notes in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, and FINRA rules. Goldman Sachs (Asia) L.L.C. will offer the Notes in the United States through its registered broker-dealer affiliate Goldman, Sachs & Co. The Hongkong and Shanghai Banking Corporation Limited will offer the Notes in the United States through its registered broker-dealer affiliate HSBC Securities (USA) Inc.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Paid by Us
Per 2022 Note		0.275%
Per 2027 Note		0.275%
Total	US$	4,125,000

Expenses associated with this offering to be paid by us, other than underwriting commissions and discounts, are estimated to be US$2.6 million.

We have agreed that, for a period until 60 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any securities issued or guaranteed by us that are substantially similar to the Notes. The underwriters in their sole discretion may consent to the offering and sale of such securities by us at any time without notice. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. Application has been made for the listing and quotation of the Notes on the SGX-ST. However, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

The underwriters (or their affiliates) may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids to the extent permitted by applicable laws and regulations. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in three business days, and purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisor.

The address of Goldman Sachs (Asia) L.L.C. is 68/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States of America. The address of The Hongkong and Shanghai Banking Corporation Limited is Level 17, HSBC Main Building, 1 Queen’s Road Central, Hong Kong.

Sales Outside the United States

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”), an offer of the Notes may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the Relevant Member State has implemented the relevant provision;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by the underwriters in connection with the issue or sale of the Notes may be communicated or caused to be communicated except in circumstances in which section 21(1) of FSMA does not apply to the underwriters. All applicable provisions of FSMA must be complied with respect to anything done or to be done by the underwriters in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, except as mentioned below, this prospectus supplement may not be issued, circulated or distributed in Hong Kong. A copy of this prospectus supplement and the accompanying prospectus may, however, be issued to prospective applicants for the Notes in Hong Kong in a manner which does not constitute an offer of the Notes to the public in Hong Kong or an issue, circulation or distribution in Hong Kong of this prospectus supplement and the accompanying prospectus for the purposes of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong). No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

The PRC

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the PRC and the Notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC.

Cayman Islands

No Notes will be offered or sold to the public in the Cayman Islands.

British Virgin Islands

No invitation will be made directly or indirectly to any person resident in the BVI to subscribe for any of the Notes.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advising, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including financial advisory, commercial banking and investment banking services, for us and our affiliates in the ordinary course of business for which they received or will receive customary fees and expenses. We may enter into hedging or other derivative transactions as part of our risk management strategy with the underwriters and their affiliates, which may include transactions relating to our obligations under the Notes. Our obligations under these transactions may be secured by cash or other collateral. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, its direct or indirect subsidiaries and consolidated affiliated entities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to legal matters of United States federal securities and New York State law and Jingtian & Gongcheng with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Davis Polk & Wardwell LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law, and Davis Polk & Wardwell LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Baidu, Inc. appearing in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2016 and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in the accompanying prospectus. Such consolidated financial statements are incorporated by reference in the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share data)

	As of December 31, 2016	As of March 31, 2017	As of March 31, 2017
	RMB	RMB	US$
	Audited	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	10,898,463	14,565,758	2,116,131
Restricted cash	317,521	114,605	16,650
Short-term investments	71,195,629	76,112,428	11,057,710
Other invested securities	7,747,436	16,066,794	2,334,204
Accounts receivable, net of allowance of RMB177,401 and RMB199,219 (US$28,943) as of December 31, 2016 and March 31, 2017, respectively	4,109,324	3,494,577	507,697
Loans and interest receivable, current portion net of allowances of RMB48,722 and RMB141,162 (US$20,508) as of December 31, 2016 and March 31, 2017, respectively	1,800,397	5,243,772	761,822
Amounts due from related parties	345,594	318,461	46,266
Other current assets, net	3,344,516	3,516,989	510,953

Total current assets	99,758,880	119,433,384	17,351,433

Non-current assets:
Fixed assets, net	11,294,348	11,144,764	1,619,125
Intangible assets, net	3,872,227	5,025,807	730,156
Goodwill	15,342,096	15,841,570	2,301,483
Long-term investments, net	45,690,363	45,668,766	6,634,816
Loans and interest receivable, non-current portion net of allowances of RMB69,457 and RMB90,645 (US$13,169) as of December 31, 2016 and March 31, 2017, respectively	2,708,817	3,229,630	469,205
Amounts due from related parties	11,153	10,623	1,543
Deferred tax assets, net	1,100,230	1,413,415	205,343
Other non-current assets, net	2,219,277	3,369,795	489,568

Total non-current assets	82,238,511	85,704,370	12,451,239

TOTAL ASSETS	181,997,391	205,137,754	29,802,672

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share data)

	As of December 31, 2016	As of March 31, 2017	As of March 31, 2017
	RMB	RMB	US$
	Audited	Unaudited	Unaudited
LIABILITIES AND EQUITY

Current liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB20,914,589 and RMB20,535,116 (US$2,983,368) as of December 31, 2016 and March 31, 2017, respectively):

Short-term loans	1,115,000	1,055,679	153,370
Convertible notes payable	—	8,484,786	1,232,680
Amount due to the third-party investors	6,758,946	19,951,591	2,898,592
Accounts payable and accrued liabilities	21,895,140	22,144,051	3,217,116
Customer advances and deposits	6,031,681	5,646,841	820,380
Deferred revenue	596,460	624,620	90,745
Deferred income	566,104	566,246	82,265
Long-term loans, current portion	3,468,296	3,446,583	500,724
Notes payable, current	5,203,315	5,169,828	751,079
Capital lease obligation	8,416	637	93
Amounts due to related parties	458,687	391,992	56,949

Total current liabilities	46,102,045	67,482,854	9,803,993

Non-current liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB1,107,864 and RMB1,152,302 (US$167,408), respectively, as of December 31, 2016 and March 31, 2017):

Deferred income	27,828	27,978	4,065
Long-term loans	6,822,109	6,783,230	985,476
Notes payable	27,648,477	27,472,249	3,991,203
Deferred tax liabilities	3,589,235	3,601,150	523,180
Capital lease obligation	348	348	51
Other non-current liabilities	64,954	67,505	9,807

Total non-current liabilities	38,152,951	37,952,460	5,513,782

Total liabilities	84,254,996	105,435,314	15,317,775

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share data)

	As of December 31, 2016	As of March 31, 2017	As of March 31, 2017
	RMB	RMB	US$
	Audited	Unaudited	Unaudited
Commitments and contingencies Redeemable noncontrolling interests	5,491,976	5,617,560	816,126

Equity
Class A ordinary shares, par value US$0.00005 per share, 825,000,000 shares authorized, and 27,325,551 shares and 27,386,123 shares issued and outstanding as of December 31, 2016 and March 31, 2017, respectively	12	12	2
Class B ordinary shares, par value US$0.00005 per share, 35,400,000 shares authorized, and 7,401,254 shares and 7,301,254 shares issued and outstanding as of December 31, 2016 and March 31, 2017, respectively	3	3	—
Additional paid-in capital	8,322,787	8,987,903	1,305,774
Retained earnings	85,733,706	86,587,095	12,579,483
Accumulated other comprehensive loss	(1,782,966)	(1,460,625)	(212,201)

Total Baidu, Inc. shareholders’ equity	92,273,542	94,114,388	13,673,058
Noncontrolling interests	(23,123)	(29,508)	(4,287)

Total equity	92,250,419	94,084,880	13,668,771

Total liabilities, redeemable noncontrolling interests and equity	181,997,391	205,137,754	29,802,672

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	Unaudited	Unaudited	Unaudited
Revenues:
Online marketing services	14,930,530	14,737,778	2,141,123
Others	890,042	2,153,007	312,792

Total revenues	15,820,572	16,890,785	2,453,915

Operating costs and expenses:
Cost of revenues	(7,563,184)	(9,233,256)	(1,341,419)
Selling, general and administrative	(3,945,944)	(2,817,058)	(409,266)
Research and development	(2,100,707)	(2,834,825)	(411,847)

Total operating costs and expenses	(13,609,835)	(14,885,139)	(2,162,532)

Operating profit	2,210,737	2,005,646	291,383

Other income:
Interest income	596,120	648,773	94,255
Interest expense	(268,389)	(323,366)	(46,979)
Foreign exchange loss, net	(66,166)	(101,396)	(14,731)
Loss from equity method investments	(117,092)	(76,128)	(11,060)
Others, net	298,119	21,838	3,173

Total other income, net	442,592	169,721	24,658

Income before income taxes	2,653,329	2,175,367	316,041

Income taxes	(674,750)	(405,053)	(58,847)
Net income	1,978,579	1,770,314	257,194

Net loss attributable to noncontrolling interests	8,252	6,357	924
Net income attributable to Baidu, Inc.	1,986,831	1,776,671	258,118

Earnings per share for Class A and Class B ordinary shares:
Basic	53.95	46.47	6.75
Diluted	53.82	46.29	6.73

Earnings per ADS (1 Class A ordinary share equals 10 ADSs):
Basic	5.40	4.65	0.68
Diluted	5.38	4.63	0.67

Weighted average number of Class A and Class B ordinary shares outstanding:
Basic	34,599,297	34,734,019	34,734,019
Diluted	34,681,988	34,869,783	34,869,783

Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(12,813)	168,670	24,505
Unrealized gains (losses) on available-for-sale investments, net of reclassification	(168,622)	116,737	16,960

Other comprehensive (loss) income, net of tax	(181,435)	285,407	41,465

Comprehensive income	1,797,144	2,055,721	298,659

Comprehensive loss attributable to noncontrolling interests and redeemable noncontrolling interests	28,666	43,291	6,289

Comprehensive income attributable to Baidu, Inc.	1,825,810	2,099,012	304,948

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”))

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	Unaudited	Unaudited	Unaudited
Cash flows from operating activities:
Net income	1,978,579	1,770,314	257,194
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of fixed assets and computer parts	795,589	922,056	133,957
Gain on disposal of fixed assets	(31,551)	(11,948)	(1,736)
Amortization of intangible assets and licensed copyrights	1,005,444	1,747,116	253,823
Deferred income tax, net	(292,604)	(330,761)	(48,053)
Share-based compensation	309,062	630,811	91,645
Provision for doubtful accounts	31,497	64,159	9,321
Investment income	(675,013)	(847,484)	(123,123)
Assets impairment	4,673	122,988	17,868
Loss from equity method investments	117,092	76,128	11,060
Other non-cash expenses	7,771	131,542	19,111

Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Restricted cash	(133,890)	202,916	29,480
Accounts receivable	364,917	592,965	86,147
Other assets	(273,375)	(25,151)	(3,654)
Amounts due from related parties	1,874,433	27,663	4,019
Customer advances and deposits	(271,822)	(385,686)	(56,033)
Accounts payable and accrued liabilities	504,034	54,221	7,877
Deferred revenue	265,311	28,160	4,091
Deferred income	(2,534)	292	42
Amounts due to related parties	(646,520)	(66,695)	(9,690)

Net cash generated from operating activities	4,931,093	4,703,606	683,346

Cash flows from investing activities:
Acquisition of fixed assets	(825,565)	(1,167,598)	(169,630)
Acquisition of computer parts	(3,018)	(2,562)	(372)
Proceeds from disposal of fixed assets	27,513	27,999	4,068
Acquisition of business, net of cash acquired	—	(471,169)	(68,452)
Acquisition of intangible assets	(840,125)	(2,996,738)	(435,370)
Purchases of held-to-maturity investments	(6,885,000)	(13,900,000)	(2,019,410)
Sales and maturities of held-to-maturity investments	9,689,163	8,913,371	1,294,946
Purchases of available-for-sale investments	(39,942,063)	(53,360,372)	(7,752,262)
Sales and maturities of available-for-sale investments	36,904,411	54,090,136	7,858,283
Purchases of trading investments	—	(11,407,884)	(1,657,352)
Sales and maturities of trading investments	—	3,286,329	477,442
Purchases of other long-term investments	(614,602)	(642,886)	(93,399)
Sales of other long-term investments	12,998	—	—
Disposal of subsidiaries and business	—	200,000	29,056
Micro loan origination and disbursement	(378,670)	(7,731,160)	(1,123,193)
Principal payments received on micro loans	189,809	3,677,347	534,250
Net cash used in investing activities	(2,665,149)	(21,485,187)	(3,121,395)

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”))

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	Unaudited	Unaudited	Unaudited
Cash flows from financing activities:
Repayment of short-term loans	—	(74,321)	(10,797)
Proceeds from short-term loans	392,976	15,000	2,179
Proceeds from issuance of convertible notes	—	8,463,261	1,229,553
Proceeds from third-party investors	—	24,104,748	3,501,968
Repayment to third-party investors	—	(11,288,452)	(1,640,001)
Payment of capital lease obligation	(15,726)	(7,781)	(1,130)
Repurchase of ordinary shares	—	(760,847)	(110,537)
Proceeds from exercise of share options	25,578	24,307	3,531

Net cash generated from financing activities	402,828	20,475,915	2,974,766

Effect of exchange rate changes on cash and cash equivalents	(35,460)	(27,039)	(3,928)
Net increase in cash and cash equivalents	2,633,312	3,667,295	532,789

Cash and cash equivalents at beginning of the period	9,959,932	10,898,463	1,583,342

Cash and cash equivalents at end of the period	12,593,244	14,565,758	2,116,131

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

Basis of Consolidation

The unaudited interim condensed consolidated financial statements include the accounts of Baidu, Inc. (“Baidu” or the “Company”), its subsidiaries, variable interest entities (“VIEs”), and the subsidiaries of the VIEs.

As of March 31, 2017, the Company has subsidiaries incorporated in countries and jurisdictions including the People’s Republic of China (“PRC”), Hong Kong, Japan, Cayman Islands and British Virgin Islands (“BVI”).

As of March 31, 2017, the Company also effectively controls a number of VIEs through the Primary Beneficiaries, as defined below. The VIEs include:

•	Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”), controlled through Baidu Online Network Technology (Beijing) Co., Ltd. (“Baidu Online”), one of the Company’s wholly-owned subsidiaries;

•	Beijing Perusal Technology Co., Ltd. (“Beijing Perusal”), controlled through Baidu Online; and

•	Beijing BaiduPay Science and Technology Co., Ltd. (“BaiduPay”), controlled through Baidu Online; and

•	Other VIEs controlled through Primary Beneficiaries other than Baidu Online.

The Company, its subsidiaries, VIEs and subsidiaries of the VIEs are hereinafter collectively referred to as the “Group”. The Group offers internet search solutions and online marketing solutions, operates an online payment platform which enables users to make payments online, develops and markets scalable web/mobile application software and provides related services, offers transaction services and conducts online advertising business through online video contents broadcasting. The Group’s principal geographic market is in the PRC. The Company does not conduct any substantive operations of its own, but conducts its primary business operations through its subsidiaries and VIEs in the PRC.

PRC laws and regulations prohibit or restrict foreign ownership of internet content, advertising, audio and video services, and mobile application distribution businesses. To comply with these foreign ownership restrictions, the Group operates its websites and primarily provides services subject to such restriction in the PRC through the VIEs, the PRC legal entities that were established or whose equity shares were held by the individuals authorized by the Group. The paid-in capital of the VIEs was mainly funded by the Group through loans extended to the authorized individuals who were the shareholders of the VIEs. The Group has entered into proxy agreements or power of attorney and exclusive equity purchase option agreement with the VIEs and nominee shareholders of the VIEs through the Group’s subsidiaries (“Primary Beneficiaries”), which give the Primary Beneficiaries the power to direct the activities that most significantly affect the economic performance of the VIEs and to acquire the equity interests in the VIEs when permitted by the PRC laws, respectively. Certain exclusive agreements have been entered into with the VIEs through the Primary Beneficiaries or their wholly-owned subsidiaries in the PRC, which obligate the Primary Beneficiaries to absorb a majority of the risk of loss from the VIEs’ activities and entitle the Primary Beneficiaries to receive a majority of their residual returns. In addition, the Group has entered into certain agreements with the shareholders of the VIEs through the Primary Beneficiaries or their wholly-owned subsidiaries in the PRC, including loan agreements for the paid-in capital of the VIEs and share pledge agreements for the equity interests in the VIEs held by the shareholders of the VIEs.

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Primary Beneficiaries and the VIEs through the aforementioned agreements with the shareholders of the

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

VIEs. The shareholders of the VIEs effectively assigned all of their voting rights underlying their equity interest in the VIEs to the Primary Beneficiaries. In addition, through the other exclusive agreements, which consist of operating agreements, technology consulting and services agreements and license agreements, the Primary Beneficiaries, by themselves or their wholly-owned subsidiaries in the PRC, demonstrate their ability and intention to continue to exercise the ability to absorb substantially all of the profits and all of the expected losses of the VIEs. The VIEs are subject to operating risks, which determine the variability of the Company’s interest in those entities. Based on these contractual arrangements, the Company consolidates the VIEs as required by SEC Regulation S-X Rule 3A-02 and Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), Consolidation, because the Company holds all the variable interests of the VIEs through the Primary Beneficiaries.

Unrecognized revenue-producing assets held by the VIEs include certain internet content provisions and other licenses, domain names and trademarks. The internet content provisions and other licenses, which are held by the VIEs that provide the relevant services, are required under relevant PRC laws, rules and regulations for the operation of Internet businesses in the PRC, and therefore are integral to the Company’s operations.

In the opinion of the Company’s legal counsel, (i) the ownership structure relating to the VIEs of the Company is in compliance with existing PRC laws and regulations; and (ii) the contractual arrangements with the VIEs and their shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found in violation of any existing and/or future PRC laws or regulations and could limit the Company’s ability, through the Primary Beneficiaries, to enforce its rights under these contractual arrangements. Furthermore, shareholders of the VIEs may have interests that are different with those of the Company, which could potentially increase the risk that they would seek to act in contrary to the terms of the aforementioned agreements. In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include but not be limited to, the cancellation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or discontinue the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs.

The following tables set forth the financial statement balances and amounts of the VIEs and their subsidiaries were included on the consolidated financial statements after the elimination of intercompany balances and transactions among VIEs and their subsidiaries within the Group:

	As of December 31, 2016	As of March 31, 2017
	RMB	RMB	US$
	(In thousands)
		(unaudited)
Assets
Current
Cash and cash equivalents	3,087,230	2,576,788	374,359
Short-term investments	6,660,861	6,415,465	932,047
Accounts receivable, net	3,851,220	3,530,477	512,912
Others	3,247,152	3,812,588	553,898

	16,846,463	16,335,318	2,373,216

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2016	As of March 31, 2017
	RMB	RMB	US$
	(In thousands)
		(unaudited)
Non-current
Fixed assets, net	1,437,596	1,340,585	194,762
Long-term investments, net	4,615,850	4,620,562	671,281
Others	3,833,368	4,682,785	680,321

	9,886,814	10,643,932	1,546,364

Total	26,733,277	26,979,250	3,919,580

Third-party liabilities
Current
Accounts payable and accrued liabilities	12,695,344	13,175,963	1,914,221
Customer advances and deposits	1,653,538	1,608,200	233,641
Others	6,565,707	5,750,953	835,506

	20,914,589	20,535,116	2,983,368

Non-current	1,107,864	1,152,302	167,408

Total	22,022,453	21,687,418	3,150,776

Inter-company liabilities *
Inter-company payable to subsidiaries for technology consulting and service fees	2,096,020	2,331,867	338,777
Others	2,729,302	2,866,941	416,513

Total	4,825,322	5,198,808	755,290

	For the three months ended
	March 31, 2016	March 31, 2017
	RMB	RMB	US$
	(In thousands) (unaudited)

Total revenues	4,517,197	6,409,453	931,173
Net income (loss)	(945,328)	506,862	73,638
Net cash provided by operating activities	398,688	945,468	137,359
Net cash used in investing activities	(32,359)	(1,150,297)	(167,117)
Net cash provided by financing activities	71,760	(305,613)	(44,400)

*	Inter-company liabilities represent payable balances of each VIE due to its Primary Beneficiary. Amounts payable to other non-VIE subsidiaries within the Group were included in third-party liabilities.

As of March 31, 2017, there was no pledge or collateralization of the VIEs’ assets other than aforementioned equity pledge agreements. The amount of the net assets of the VIEs amounted to RMB93.02 million (US$13.51 million) as of March 31, 2017. The creditors of the VIEs’ third-party liabilities did not have recourse to the general credit of the Primary Beneficiaries in the normal course of business. The Company did not provide or intend to provide financial or other supports not previously contractually required to the VIEs during the periods presented.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). All inter-company transactions and balances between the Company, its subsidiaries, VIEs and subsidiaries of the VIEs are eliminated upon consolidation.

Unaudited Interim Condensed Consolidated Financial Statements

In the opinion of management, the unaudited interim condensed consolidated financial statements, which comprise the condensed consolidated balance sheet of the Company as of March 31, 2017, the condensed consolidated statements of comprehensive income and the condensed consolidated statements of cash flows for the three-month periods ended March 31, 2017 and 2016, reflect all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the Company’s consolidated financial position as of March 31, 2017, the Company’s consolidated results of operations and consolidated cash flows for the three-month periods ended March 31, 2017 and 2016. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. The consolidated balance sheet data as of December 31, 2016 was derived from the Company’s audited financial statements, but does not include all disclosures required by U.S. GAAP for annual financial statements.

These financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2016.

Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management evaluates estimates, including those related to the accounts receivable allowances, credit loss allowance for micro loan receivables, fair values of options to purchase the Company’s or its subsidiaries’ ordinary shares, fair values of certain debt and equity investments, amortization and net realizable value of licensed copyrights, impairment of long-lived assets, long-term investments and goodwill, the purchase price allocation and fair value of noncontrolling interests with respect to business combinations and acquisition of equity method investees, deferred tax valuation allowance, and redeemable noncontrolling interests, among others. Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

Currency Translation for Financial Statements Presentation

Translations of amounts from Renminbi (“RMB”) into U.S. Dollars (“US$”) for the convenience of the reader have been calculated at the exchange rate of RMB6.8832 per US$1.00 on March 31, 2017, as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at such rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies do not include all of the significant accounting policies of the Company, which were included in, and should be read in conjunction with, the audited consolidated financial statements as of and for the year ended December 31, 2016.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash, money market funds, investments in interest bearing demand deposit accounts, time deposits, and highly liquid investments with original maturities of three months or less from the date of purchase and are stated at cost which approximates to their fair value.

Restricted Cash

Restricted cash mainly consists of the cash reserved in escrow accounts for the remaining payments in relation to compensation for post-combination services, and the cash balances deposited at certain banks as online payment service deposits.

Loan and Interest Receivables, net of allowance

Loan and interest receivables consist primarily of micro loans to individual borrowers. Such amounts are recorded at the principal net of allowance for credit losses relating to micro loans, and include accrued interest receivable as of the balance sheet date. The loan periods granted by the Company to the borrowers related to the micro loans generally range from one month to thirty-six months. Allowance for credit losses relating to micro loans represent the Company’s best estimate of the losses inherent in the outstanding portfolio of loans. Judgment is required to determine the allowance amounts and whether such amounts are adequate to cover potential credit losses, and periodic reviews are performed to ensure such amounts continue to reflect the best estimate of the losses inherent in the outstanding portfolio of debts. The Company considers many factors in assessing the collectability of the loan receivables including, but not limited to, the age of the amounts due, the borrower’s payment history, creditworthiness, financial conditions of the customers, purposes and terms of the loans, and the economic conditions to determine the allowance of credit loss.

The Company has entered into arrangements with certain third-party investors under which the contractual rights of future cash flow to be collected from loan receivables were transferred to financial institutions in exchange for cash proceeds provided by such party. Such loan receivables does not meet the requirements for asset derecognition. The Company recognizes the proceeds received as “Amount due to the third-party investors” on the consolidated balance sheets.

Investments

Short-term investments

All highly liquid investments with original maturities of greater than three months, but less than twelve months, are classified as short-term investments. Investments that are expected to be realized in cash during the next twelve months are also included in short-term investments. The Company accounts for short-term investments in accordance with ASC topic 320 (“ASC 320”), Investments—Debt and Equity Securities. The Company classifies the short-term investments in debt and equity securities as “held-to-maturity”, “trading” or “available-for-sale”, whose classification determines the respective accounting methods stipulated by ASC 320. Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities are included in earnings. Any realized gains or losses on the sale of the short-term investments are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized.

The securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in fair value below the amortized cost

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

basis is other-than-temporary in accordance with the Company’s policy and ASC 320. When the Company intends to sell an impaired debt security or it is more-likely-than-not that it will be required to sell prior to recovery of its amortized cost basis, an other-than-temporary impairment is deemed to have occurred. In these instances, the other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt security’s amortized cost basis over its fair value at the balance sheet date of the reporting period for which the assessment is made. When the Company does not intend to sell an impaired debt security and it is more-likely-than-not that it will not be required to sell prior to recovery of its amortized cost basis, the Company must determine whether or not it will recover its amortized cost basis. If the Company concludes that it will not, an other-than-temporary impairment exists and that portion of the credit loss is recognized in earnings, while the portion of loss related to all other factors is recognized in other comprehensive income.

Investments not classified as trading or as held-to-maturity are classified as available-for-sale securities. Available-for-sale investments are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Realized gains or losses are included in earnings during the period in which the gain or loss is realized. An impairment loss on the available-for-sale securities is recognized on the consolidated statements of comprehensive income when the decline in value is determined to be other-than-temporary.

Other invested securities

Other invested securities represents the investments purchased by Baidu Wealth Management and resold to third-party investors. The transaction does not meet the requirement of assets derecognition. The Company recorded the proceeds related to the transactions as “Amount due to the third-party investors” on the consolidated balance sheets.

The securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. The trading securities are measured at fair value and the change in fair value is recorded in earnings in the period the change occurs.

Long-term investments

The Company’s long-term investments consist of cost method investments, equity method investments, held-to-maturity investments with original and remaining maturities of greater than twelve months, and available-for-sale investments.

In accordance with ASC subtopic 325-20 (“ASC 325-20”), Investments—Other: Cost Method Investments, the Company carries at cost its investments in investees which do not have readily determinable fair value and the Company does not have significant influence. The Company only adjusts for other-than-temporary declines in fair value and distributions of earnings that exceed the Company’s share of earnings since its investment.

Management regularly evaluates the impairment of the cost method investments based on the performance and financial position of the investee as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss is recognized in earnings equal to the excess of the investment’s cost over its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value would then become the new cost basis of the investment.

Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323 (“ASC 323”), Investments—Equity Method and Joint Ventures. Under the equity method, the

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Company initially records its investment at cost and the difference between the cost of the equity investee and the fair value of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill, which is included in the equity method investment on the consolidated balance sheets. The Company subsequently adjusts the carrying amount of its investment to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Company will discontinue applying the equity method if an investment (and additional financial supports to the investee, if any) has been reduced to zero. If the Company is not required to advance additional funds to an investee and the equity-method investment in ordinary shares is reduced to zero, the Company would recognize losses based on its percentage of the investment with the same liquidation preference for further investments made with a higher liquidation preference than ordinary shares. Such losses are first applied to those investments of a lower liquidation preference before being further applied to the investments of a higher liquidation preference. The Company evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Long-term held-to-maturity investments and long-term available-for-sale investments are measured in the same manner as short-term held-to-maturity investments and short-term available-for-sale investments, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC topic 605 (“ASC 605”), Revenue Recognition. Revenue is recognized when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been provided, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Performance-based online marketing services

Cost-per-click

The Company’s auction-based pay-for-performance (“P4P”) platform enables a customer to place its website link and related description on the Company’s search result list on the website which could be accessed through personal computer or mobile devices. Customers make bids on keywords based on how much they are willing to pay for each click to their listings in the search results listed on the Company’s website and the relevance between the keywords and the customer’s businesses. Internet users’ search of the keyword will trigger the display of the listings. The ranking of the customer’s listing depends on both the bidding price and the listing’s relevance to the keyword searched. Customers pay the Company only when a user clicks on one of its website links. Other than the auction-based P4P platform, the Company has certain vertical platforms from which it generates revenue through pre-determined prices per click. Revenue is recognized when all of the revenue recognition criteria set forth in ASC 605 are met, which is generally when a user clicks on one of the customer-sponsored website links.

Other performance-based online marketing services

To the extent the Company provides online marketing services based on performance criteria other than cost-per-click, such as the number of downloads (and user registration) of mobile applications, the number of incremental end users and the total incremental revenue generated, revenue is recognized when the specified performance criteria are met together with satisfaction of other applicable revenue recognition criteria as prescribed by ASC 605.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Display-based online advertising services

For display-based online advertising services such as text links, banners, icons or other forms of graphical advertisements in the websites or mobile applications, the Company recognizes revenue in accordance with ASC 605, on a pro-rata basis over the contractual term for cost per time advertising arrangements commencing on the date the customer’s advertisement is displayed on a specified webpage or mobile applications, or on the number of times that the advertisement has been displayed for cost per thousand impressions advertising arrangements. For certain display-based contractual agreements, the Company may also provide certain performance guarantees, in which cases revenue is recognized at the later of the completion of the time commitment or performance guarantee.

Revenue-sharing services

The Company provides certain services as an agent by offering goods and services provided by third-party partners. The revenues from such services are presented on a net basis as the Company is not the primary obligor in the arrangement in accordance with ASC subtopic 605-45 (“ASC 605-45”), Revenue Recognition: Principal Agent Consideration. The Company recognizes revenue share for provision of online promotional services based on a negotiated amount or a fixed rate representing the amount billed to registered users less the amount paid to third-party partners, when all the revenue recognition criteria set forth in ASC 605 are met.

Online game services

The Company operates online game platforms on which registered users can access games provided by third-party game developers. The rights and obligations of each party to the arrangement indicate that the Company is acting as an agent because the game developer is the primary obligor in the arrangement in accordance with ASC 605-45. The Company recognizes the shared revenue from these online promotional services, on a net basis, based on the ratios pre-determined with the online game developers when all the revenue recognition criteria set forth in ASC 605 are met, which is generally when the user purchases virtual currencies issued by the game developers.

Services provided by Baidu Nuomi

The Company generates revenue from services as a marketing agent by offering goods and services provided by third-party merchant partners at a discount through the website or mobile application that connects merchants to users. The Company presents revenue on a net basis, representing the amount billed to registered users less the amount paid to merchants, in accordance with ASC 605-45. The Company acts as an agent rather than as the principal in the delivery of the products or services as it does not assume the risks and rewards of ownership of products nor is it responsible for the actual fulfillment of services. Both of these are the responsibilities of the merchants. The Company recognizes revenue when all of the criteria prescribed in ASC 605 are met, which is generally when the merchants provide the services or when the products are delivered to the users. Since the Company’s paying users have the ability to request for a full refund before redemption for the products or services offered by the merchants, the underlying sale from which the Company earns the related commission revenue as an agent is not culminated until its paying users actually redeem.

Services provided by Baidu Deliveries

The Company generates revenue from takeout delivery services as a marketing agent by offering foods, drinks and snacks provided by third-party merchant partners at a discount through the website or mobile application that connects merchants to users. The Company presents revenue on a net basis, representing the amount billed to registered users less the amount paid to merchants, in accordance with ASC 605-45. The Company acts as an agent rather than as the principal in the delivery of the products or services as it does

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

not assume the risks and rewards of ownership of products nor is it responsible for the actual fulfillment of services. Both of these are the responsibilities of the merchants. The Company recognizes revenue when all of the criteria prescribed in ASC 605 are met, which is generally when the foods, drinks or snacks are delivered to the users.

The Company also provides delivery services and charges a fee to users if the merchants do not provide such services. The Company recognizes delivery fees from users as part of its takeout delivery services revenue. The costs for providing the delivery services are included in cost of revenues.

Subscription services

The Company provides subscription services which requires the Company to stand ready to provide registered users with access to online documents sharing platform, personal cloud computing service and premium content provided by iQiyi. Access to these services are available to subscribers throughout the subscription period, and revenue is recognized ratably as services are provided over the subscription period.

Online marketing services involving Baidu Union

Baidu Union is the program through which the Company expands distribution of its customers’ sponsored links or advertisements by leveraging traffic of the Baidu Union members’ internet properties. The Company makes payments to Baidu Union members for acquisition of traffic. The Company recognizes gross revenue for the amount of fees it receives from its customers. Payments made to Baidu Union members are included in cost of revenues as traffic acquisition costs.

Barter transactions

Nonmonetary exchanges of licensed copyrights of video contents

The Company enters into nonmonetary transactions to exchange online broadcasting rights of licensed copyrights with other online video broadcasting companies (“OVBC”) from time to time. The exchanged licensed copyrights provide rights for each respective party only to broadcast the licensed copyrights received on its own website; meanwhile, each party retains the right to continue broadcasting and/or sublicense the rights to the content it surrendered in the exchange. The Company accounts for these nonmonetary exchanges in accordance with ASC topic 845 (“ASC 845”), Nonmonetary Transactions, and records the transaction based on the fair value of the asset surrendered.

The Company estimates the fair value of the contents surrendered by deriving an “average transaction price” using actual cash sublicensing transactions for the same content with comparable counterparties, when available. The comparability of counterparties is assessed based on a number of factors, including relative size and scale, as well as market share of online viewership traffic they generate. In instances when the Company does not have actual cash sublicensing transactions for the same content as reference points, the estimates of fair value of the content surrendered is derived using an average transaction price of cash sub-licenses of content that is similar in nature with comparable counterparties. To assess whether the content is similar in nature to the bartered content, the Company considers, amongst others, (i) the type and the popularity of the content (i.e. movie, television series); (ii) the geographic origination source of the content; and (iii) the unique visitor statistics for each OVBC.

The attributable cost of the barter transaction is recognized as cost of revenues through the amortization of the sublicensing right component of the exclusive licensed copyright, computed using the individual-film-forecast-computation method in accordance with ASC topic 926 (“ASC 926”), Entertainment—Films. The Company recognized barter sublicensing revenues of RMB108.12 million and RMB193.77 million (US$28.15 million) and related costs of RMB74.94 million and RMB194.30 million (US$28.23 million) for the periods ended March 31, 2016 and 2017, respectively.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Other nonmonetary exchanges

The Company engages in certain barter transactions other than licensed copyrights of video contents from time to time and in such situations follows the guidance set forth in ASC 845. While nonmonetary transactions are generally recorded at fair value, if such value is not determinable within reasonable limits, or the transaction lacks commercial substance, or the transaction is an exchange of a product or property held for sale in the ordinary course of business for a product or property to be sold in the same line of business to facilitate sales to customers other than the parties to the exchange, the transaction is recognized based on the carrying value of the product or services provided. The Company also engages in certain advertising barter transactions and follows the guidance set forth in ASC subtopic 605-20 (“ASC 605-20”), Revenue Recognition: Services. The advertising barter transactions generally are recorded at fair value. If the fair value of the advertising surrendered in the barter transaction is not determinable within required limits, the barter transaction is recorded based on the carrying amount of the advertising surrendered, which is generally nil.

The amount of revenues recognized for barter transactions other than licensed copyrights of video contents was insignificant for each of the periods presented.

Other revenue recognition related policies

In accordance with ASC subtopic 605-25 (“ASC 605-25”), Revenue Recognition: Multiple-Deliverable Revenue Arrangements, for arrangements that include multiple deliverables, primarily for advertisements to be displayed in different spots, placed under different forms and occur at a different time, the Company would evaluate all the deliverables in the arrangement to determine whether they represent separate units of accounting. For the arrangements with deliverable items considered to be a separate unit of accounting, the Company allocates the total consideration of the arrangements based on their relative selling price, with the selling price of each deliverable determined using vendor-specific objective evidence (“VSOE”) of selling price, third-party evidence (“TPE”) of selling price, or management’s best estimate of the selling price (“BESP”), and recognizes revenue as each service deliverable is provided. The Company considers all reasonably available information in determining the BESP, including both market and entity-specific factors. For the arrangements with deliverable items determined as a single unit of accounting due to lack of value on a standalone basis or a contingent revenue feature, the Company recognizes revenue when the last deliverable item has been provided.

The Company delivers some of its online marketing services to end customers through engaging third-party distributors. In this context, the Company may provide cash incentives to distributors. The cash incentives are accounted for as reduction of revenue in accordance with ASC subtopic 605-50 (“ASC 605-50”), Revenue Recognition: Customer Payments and Incentives.

The Company provides sales incentives to customers which entitle them to receive reductions in the price of the online marketing services by meeting certain cumulative consumption requirements. The Company accounts for these award credits granted to customers in conjunction with a current sale of products or services as a multiple-element arrangement by analogy to ASC 605-25. The consideration allocated to the award credits is recorded as deferred revenue, based on the assumption that the customer will purchase the minimum amount of future service necessary to obtain the maximum award credits available. The deferred revenue is recognized as revenue proportionately as the future services are delivered to the customer or when the award credits expire.

The Company provides coupons and credits to the end users in certain businesses, including services provided by Baidu Nuomi and Baidu Deliveries, for expanding market share. The coupons and credits can be used to reduce the purchase price or to redeem for gifts. Coupons issued to end users as a result of a concurrent sale are recognized as reductions of the corresponding revenue in accordance with ASC 605-50.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Coupons issued to end users for free and without concurrent sales are recognized as advertising and promotional expenses upon the actual usage of the coupons. Credits provided to end users for redeeming gifts in the future are accrued as advertising and promotional expenses upon issuance.

Fair Value Measurements of Financial Instruments

Financial instruments are in the form of cash and cash equivalents, restricted cash, short-term investments, other invested securities, accounts receivable, amounts due from and due to related parties, other receivables, long-term investments, short-term loans, accounts payable and accrued liabilities, customer advances and deposits, derivative instruments, convertible notes payable, amount due to the third-party investors, capital lease obligations, notes payable and long-term loans. The carrying amounts of these financial instruments, except for long-term cost method investments, long-term equity method investments, long-term available-for-sale investments, long-term held-to-maturity investments, derivative instruments, notes payable and long-term loans, approximate their fair values because of their generally short maturities. Available-for-sale investments, trading securities, and derivative instruments were adjusted to fair value at each reporting date. The carrying amounts of long-term held-to-maturity investments and long-term loans approximate their fair values due to the fact that the related interest rates approximate rates currently offered by financial institutions for similar debt instruments of comparable maturities. The fair value of notes payable is either extracted directly from the quoted market price or evaluated using an equivalent market interest rate for a similar bond without a conversion option with the assistance of a third-party valuation firm.

Segment Reporting

The Company historically had only one single reportable segment because the Company’s chief operating decision maker (“CODM”) previously relied on the consolidated results of operations when making decisions on allocating resources and assessing performance of the Company. Beginning in the quarter ended June 30, 2015, the Company changed its reportable segments as a result of significant growth in the Company’s operations and expansion of services to multiple businesses in recent years. The Company’s CODM currently reviews the operating results of different service lines in order to allocate resources and assess the Company’s performance. Accordingly, the financial statements include segment information which reflects the current composition of the reportable segments in accordance with ASC topic 280 (“ASC 280”), Segment Reporting.

Goodwill

The Company assesses goodwill for impairment in accordance with ASC subtopic 350-20 (“ASC 350-20”), Intangibles—Goodwill and Other: Goodwill, which requires that goodwill to be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20. As of December 31, 2016 and March 31, 2017, the Company had three reporting units, consisting of Search Services, Transaction Services and Qiyi.com, Inc. (“iQiyi”).

Contingencies

The Company records accruals for certain of its outstanding legal proceedings or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal proceedings or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Company discloses the amount of the accrual if it is material.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

When a loss contingency is not both probable and estimable, the Company does not record an accrued liability but discloses the nature and the amount of the claim, if material. However, if the loss (or an additional loss in excess of the accrual) is at least reasonably possible, then the Company discloses an estimate of the loss or range of loss, if such estimate can be made and material, or states that such estimate is immaterial if it can be estimated but immaterial, or discloses that an estimate cannot be made. The assessment of whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, often involves complex judgments about future events. Management is often unable to estimate the loss or a range of loss, particularly where (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, or (iii) there is a lack of clear or consistent interpretation of laws specific to the industry-specific complaints among different jurisdictions. In such cases, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including eventual loss, fine, penalty or business impact, if any.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers. ASU 2014-09 supersedes the revenue recognition requirements in ASC 605, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is originally effective for the annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. ASU 2015-14, Revenue from Contracts with Customers, defers the effective date of ASU 2014-09 by one year. As a result, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017 and interim periods therein. Early adoption is permitted to the original effective date. The Company currently anticipates adopting the new standard effective January 1, 2018, using the modified retrospective method. The cumulative effect of initially applying the guidance will be recognized at the date of initial application. The Company is still in the process of completing a detailed analysis of the impact this guidance will have on its consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), Financial Instruments. ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. An entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. ASU 2016-01 also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases. ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public business entities for annual reporting periods and interim periods within those years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. The standard is effective for public business entities for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements

In November 2016, the FASB issued Accounting Standards Update No. 2016-18 (“ASU 2016-18”), Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This standard is effective for public business entities in the first quarter of 2018. Early adoption is permitted. The Company is currently evaluating the effect that this guidance will have on our consolidated financial statements and related disclosures.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (“ASU 2017-04”), Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. This standard is effective for public business entities in the first quarter of 2020. Early adoption is permitted. The Company is currently evaluating the effect that this guidance will have on our consolidated financial statements and related disclosures.

3.	INVESTMENTS

Short-term Investments

As of March 31, 2017, all of the short-term held-to-maturity investments were time deposits in commercial banks with maturities of less than one year. The short-term available-for-sale investments are debt securities with maturities of less than one year purchased from commercial banks and other financial institutions, and equity securities of a publicly listed company.

During the three-month periods ended March 31, 2016 and 2017, the Company recorded interest income from its short-term investments of RMB559.70 million and RMB632.20 million (US$91.85 million) in earnings, respectively.

Other invested securities

As of March 31, 2017, all other invested securities are trading securities bought for Baidu Wealth Management business, which are held principally for the purpose of selling them in the near term.

Long-term Investments

The carrying amounts of the Company’s cost method investments were RMB12.94 billion and RMB13.02 billion (US$1.89 billion) as of December 31, 2016 and March 31, 2017, respectively. The carrying amounts of the Company’s equity method investments were RMB32.26 billion and RMB32.05 billion (US$4.66 billion) as of December 31, 2016 and March 31, 2017, respectively.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Long-term held-to-maturity investments were time deposits in commercial banks with original and remaining maturities of greater than one year. The held-to-maturity investments are stated at amortized cost. Long-term available-for-sale equity investments represent investments in the equity securities of publicly listed companies. As the Company does not have significant influence over the investees, the investments were classified as available-for-sale and reported at fair value.

The methodology used in the determination of fair values for held-to-maturity investments and available-for-sale investments were disclosed in Note 5.

The short-term held-to-maturity debt investments as well as the short-term available-for-sale debt investments will mature within one year; whereas the long-term held-to-maturity debt investments as well as the long-term available-for-sale debt investments will mature after one year through five years.

Investments classified as held-to-maturity investments, available-for-sale investments and trading securities as of December 31, 2016 and March 31, 2017 were as follows:

	As of December 31, 2016
	Cost or Amortized cost	Gross unrecognized holding gains	Gross unrecognized holding losses	Gross unrealized gains	Gross unrealized losses	Fair value
	RMB	RMB	RMB	RMB	RMB	RMB
	(In thousands)
Short-term investments:

Held-to-maturity investments
Fixed-rate investments	41,802,170	70,018	(3,547)			41,868,641
Available-for-sale investments
Fixed-rate debt investments	14,352,711			31,197	(6,052)	14,377,856
Adjustable-rate debt investments	14,673,620			313,196		14,986,816
Equity investment	32,899				(4,112)	28,787

Other invested securities:
Trading securities	7,685,697			61,739		7,747,436

Long-term investments:
Available-for-sale investments
Equity investments	527,596				(31,084)	496,512

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	As of March 31, 2017
	Cost or Amortized cost	Gross unrecognized holding gains	Gross unrecognized holding losses	Gross unrealized gains	Gross unrealized losses	Fair value	Fair value
	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(In thousands)
	(unaudited)
Short-term investments:

Held-to-maturity investments
Fixed-rate investments	47,199,847	8,843	(88,680)			47,120,010	6,845,655
Available-for-sale investments
Fixed-rate debt investments	13,697,123			29,985	(12,262)	13,714,846	1,992,510
Adjustable-rate debt investments	14,854,620			294,817		15,149,437	2,200,929
Equity investment	52,218				(3,919)	48,299	7,017

Other invested securities:
Trading securities	15,807,252			259,542		16,066,794	2,334,204

Long-term investments:
Available-for-sale investment
Equity investments	523,421			91,896	(8,408)	606,909	88,173

4.	CHANGES IN EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares)

	Attributable to Baidu, Inc.
	Ordinary shares
	Number of shares	Amount	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Non- controlling interests	Total shareholders’ equity	Redeemable non- controlling interests	Redeemable non- controlling interests
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	USD
Balance at December 31, 2016	34,726,805	15	8,322,787	85,733,706	(1,782,966)	(23,123)	92,250,419	5,491,976	797,881
Net income (loss)				1,776,671		(6,357)	1,770,314
Other comprehensive income (loss)					322,341	(83)	322,258	(36,851)	(5,354)
Exercise of share-based awards	25,729		32,367				32,367
Share-based compensation			632,749			55	632,804
Accretion of redeemable noncontrolling interests				(162,435)			(162,435)	162,435	23,599
Repurchase of ordinary shares	(65,157)			(760,847)			(760,847)

Balance at March 31, 2017 (unaudited)	34,687,377	15	8,987,903	86,587,095	(1,460,625)	(29,508)	94,084,880	5,617,560	816,126

Balance at March 31, 2017, in US$ (unaudited)		2	1,305,774	12,579,483	(212,201)	(4,287)	13,668,771

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 29, 2015, the Company announced a share repurchase program under which the Company proposed to acquire up to an aggregate of US$2.00 billion of its ordinary shares over the next 24 months in the open market or through privately negotiated transactions, depending on market conditions and in accordance with applicable rules and regulations. In March 2017, the Company started the share repurchase program by repurchasing 117,419 Class A ordinary shares from the open market and 65,157 repurchased shares were settled during March 2017 for an aggregate purchase price of US$110.34 million. The repurchased shares were cancelled under Cayman Islands law upon repurchase and the difference between the par value and the repurchase price was debited to retained earnings.

5.	FAIR VALUE MEASUREMENT

ASC topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2—Include other inputs that are directly or indirectly observable in the marketplace

Level 3—Unobservable inputs which are supported by little or no market activity

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Assets and Liabilities Measured or Disclosed at Fair Value

In accordance with ASC 820, the Company measures available-for-sale investments and trading investments at fair value on a recurring basis. The fair value of time deposits are determined based on the prevailing interest rates in the market. The fair values of the Company’s held-to-maturity investments as disclosed are determined based on the discounted cash flow model using the discount curve of market interest rates. The fair value of the Company’s available-for-sale debt investments and trading investments are measured using the income approach, based on quoted market interest rates of similar instruments and other significant inputs derived from or corroborated by observable market data. The fair values of the Company’s available-for-sale equity investments in the equity securities of publicly listed companies are measured using quoted market prices.

The Company measures certain financial assets, including equity method investments and cost method investments, at fair value on a nonrecurring basis only if an impairment charge were to be recognized. The Company’s non-financial assets, such as intangible assets, goodwill and fixed assets, would be measured at fair value only if they were determined to be impaired on an other-than-temporary basis.

The fair value of long-term notes payable of RMB33.18 billion (US$4.82 billion) as of March 31, 2017 is disclosed using quoted market price.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities measured or disclosed at fair value are summarized below:

		Fair value measurement or disclosure at December 31, 2016 using
	Total fair value at December 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total losses
	RMB	RMB	RMB	RMB	RMB
	(In thousands)
Fair value disclosure
Cash equivalents
Time deposits	1,674,172		1,674,172
Money market funds	4,419,206	4,419,206

Short-term investments
Held-to-maturity investments
Fixed-rate investments	41,868,641		41,868,641
Long-term notes payable	33,252,561	33,252,561

Fair value measurement
Recurring
Short-term investments
Available-for-sale investments
Fixed-rate debt investments	14,377,856		14,377,856
Adjustable-rate debt investments	14,986,816		14,986,816
Equity investments	28,787	28,787
Other invested securities
Trading securities	7,747,436		7,747,436
Long-term investments
Available-for-sale investments
Equity investments	496,512	496,512

Non-recurring
Long-term investments				—	(150,745)
Intangible assets					(822)

Total assets measured at fair value	37,637,407	525,299	37,112,108	—	(151,567)

As of December 31, 2016, a cost method investment was written down from its carrying value to fair value of nil, which was measured using significant unobservable inputs (Level 3), with impairment charges incurred and recorded in earnings for the year then ended.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

			Fair value measurement or disclosure at March 31, 2017 using
	Total fair value at March 31, 2017		Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total losses
	RMB	US$	RMB	RMB	RMB	RMB	US$
	(In thousands)
	(unaudited)
Fair value disclosure

Cash equivalents
Time deposits	128,473	18,665		128,473
Money market funds	180,981	26,293	180,981

Short-term investments Held-to-maturity securities
Fixed-rate investments	47,120,010	6,845,655		47,120,010

Long-term notes payable	33,179,313	4,820,333	33,179,313

Fair value measurement Recurring Short-term investments Available-for-sale investments
Fixed-rate debt investments	13,714,846	1,992,510		13,714,846
Adjustable-rate debt investments	15,149,437	2,200,929		15,149,437
Equity investments	48,299	7,017	48,299

Other invested securities Trading securities	16,066,794	2,334,204		16,066,794

Long-term investments Available-for-sale investments
Equity investments	606,909	88,173	606,909

Non-recurring
Intangible assets					(9,360)	(9,360)	(1,360)

Total assets measured at fair value	45,586,285	6,622,833	655,208	44,931,077	(9,360)	(9,360)	(1,360)

As of March 31, 2017, an intangible asset was written down from its carrying value to fair value of nil, which was measured using significant unobservable inputs (Level 3), with impairment charges incurred and recorded in earnings for the period then ended.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	SHARE-BASED COMPENSATION EXPENSES

Total share-based compensation expenses recognized for the three-month periods ended March 31, 2016 and 2017 have been reported in the following accounts:

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	(In thousands)
	(unaudited)
Cost of revenues	12,421	36,351	5,281
Selling, general and administrative	105,036	187,355	27,219
Research and development	191,605	407,105	59,145

	309,062	630,811	91,645

7.	FIXED ASSETS

Fixed assets and the related accumulated depreciation as of December 31, 2016 and March 31, 2017 are as follows:

	As of December 31, 2016	As of March 31, 2017	As of March 31, 2017
	RMB	RMB	US$
	(In thousands)
		(unaudited)
Computer equipment	15,192,502	15,634,075	2,271,338
Office building	3,247,212	3,247,626	471,819
Office building related facility, machinery and equipment	1,772,428	1,774,580	257,813
Vehicles	45,267	45,744	6,646
Office equipment	546,442	581,727	84,514
Leasehold improvements	315,745	329,583	47,882
Construction in progress	755,037	830,721	120,688

	21,874,633	22,444,056	3,260,700
Accumulated depreciation	(10,580,285)	(11,299,292)	(1,641,575)

	11,294,348	11,144,764	1,619,125

8.	LOANS PAYABLE

Short-term Loans

On July 11, 2016, the Company entered into a banking facility agreement with China Merchants Bank (Beijing Branch), pursuant to which the Company is entitled to borrow an unsecured RMB denominated loan of RMB200.00 million (US$29.06 million) for one year with a fixed annual interest rate at benchmark one-year lending rate published by the People’s Bank of China. This facility is reserved for the consumer credit business exclusively. On July 19, 2016, the Company drew down RMB50.00 million (US$7.26 million) with a fixed interest rate of 4.35%. On August 8, 2016, an additional RMB80.00 million (US$11.62 million) was drawn down with a fixed interest rate of 4.35%.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 11, 2016, the Company entered into a banking facility agreement with China Citic Bank (Chongqing Branch), pursuant to which the Company is entitled to borrow an unsecured RMB denominated loan of RMB150 million (US$21.79 million) for one year with an interest rate based on the Loan Prime Rate (“LPR”) plus 48.50 basis points. This facility is reserved for the consumer credit business exclusively. On September 23, 2016, the Company drew down RMB150 million (US$21.79 million) with an interest rate of 4.78% under the facility commitment.

On August 12, 2016, the Company entered into a banking facility agreement with China Citic Bank (Chongqing Branch), pursuant to which the Company is entitled to borrow an unsecured RMB denominated loan of RMB150 million (US$21.79 million) for one year with an interest rate based on LPR plus 26.75 basis points. This facility is reserved for the consumer credit business. On August 16, 2016, the Company drew down RMB150 million (US$21.79 million) with an interest rate of 4.56% under the facility commitment.

On January 22, 2016, iQiyi entered into a banking facility agreement with China Merchants Bank (Beijing Branch), pursuant to which iQiyi is entitled to borrow a RMB denominated loan of RMB200.00 million (US$29.06 million) for one year with a fixed annual interest rate at 95% of benchmark one-year lending rate published by the People’s Bank of China. The loan is intended for general working capital purposes. On January 29, 2016, iQiyi drew down RMB53.70 million (US$7.80 million) with a fixed interest rate of 4.13%. On February 26, 2016, iQiyi drew down an additional RMB20.50 million (US$2.98 million) with a fixed interest rate of 4.13%. On December 14, 2016, an additional RMB25.80 million (US$3.75 million) was drawn down with a fixed interest rate of 4.13%. The first two amounts drawn were fully repaid in January and February 2017 when they became due.

On November 17, 2016, the Company entered into a loan agreement with International Finance Corporation, pursuant to which the Company is entitled to borrow an unsecured RMB denominated loan of RMB500.00 million (US$72.64 million) with a term of one year, and to be used for the consumer credit business exclusively. On December 9, 2016, the Company drew down RMB500.00 million (US$72.64 million) with a fixed interest rate of 4.92%.

On November 24, 2016, the Company entered into a loan agreement with China Merchants Bank (Shanghai Branch), pursuant to which the Company is entitled to borrow an unsecured RMB denominated loan of RMB100.00 million (US$14.53 million) with a term of one year. Pursuant to the agreement, the loan shall be used by the Company for the consumer credit business exclusively. On December 19, 2016, the Company drew down RMB85.00 million (US$12.35 million) with a fixed interest rate of 4.18%. On January 24, 2017, an additional RMB15.00 million (US$2.18 million) was drawn down with a fixed interest rate of 4.18%.

Long-term Loans

On December 9, 2014, the Company entered into two loan agreements with Bank of China (Los Angeles Branch), pursuant to which the Company borrowed two unsecured US$ denominated loans of RMB1.03 billion (US$150.00 million) with a term of two years and RMB1.03 billion (US$150.00 million) with a term of three years. Both loans are intended for the general working capital of the Company and have a floating interest rate. In connection with the loan agreements, the Company entered into two interest rate swap agreements, pursuant to which the loans will be settled with a fixed annual interest rate of 2.31% and 2.45%, respectively, during the respective term of the loans. On December 9, 2016, the loan with a term of two years was fully repaid when it became due. The remaining balance of the loan with a term of three years was classified as “Long-term loans, current portion” on the consolidated balance sheet.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 17, 2015, the Company entered into a loan agreement with Sumitomo Mitsui Banking Corporation, pursuant to which the Company is entitled to borrow an unsecured US$ denominated loan of RMB1.03 billion (US$150.00 million) with a floating interest rate. The loan is intended for the general working capital of the Company. On August 10, 2015, the Company drew down RMB1.03 billion (US$150.00 million) with a term of two years under the facility commitment. In connection with the loan agreement, the Company entered into an interest rate swap agreement, pursuant to which the loan will be settled with a fixed annual interest rate of 1.41% during the term of the loan. The amount repayable within twelve months was classified as “Long-term loans, current portion” on the consolidated balance sheet.

On August 25, 2015, the Company entered into a loan agreement with HSBC, pursuant to which the Company is entitled to borrow an unsecured US$ denominated loan of RMB1.38 billion (US$200.00 million) with a fixed annual interest rate of 1.42%. The loan is intended for the general working capital of the Company. On August 28, 2015, the Company drew down RMB1.38 billion (US$200.00 million) with a term of two years under the facility commitment. The amount repayable within twelve months was classified as “Long-term loans, current portion” on the consolidated balance sheet.

On June 8, 2016, the Company entered into a five-year term and revolving facility agreement with a group of 21 arrangers, pursuant to which the Company is entitled to borrow an unsecured US$ denominated floating rate loan of RMB6.88 billion (US$1.00 billion) with a term of five years and to borrow an unsecured US$ denominated revolving loan of RMB6.88 billion (US$1.00 billion) for five years. The facility is intended for the general working capital of the Company. On June 22, 2016, the Company drew down two tranches of RMB1.72 billion (US$250.00 million) under the facility commitment. On November 25, 2016, the Company drew down an additional RMB1.72 billion (US$250.00 million) under the facility commitment. On November 26, 2016, an additional RMB1.72 billion (US$250.00 million) was drawn down under the facility commitment. In connection with the facility agreements, the Company entered into four interest rate swap agreements, pursuant to which the loans will be settled with a fixed annual interest rate of 2.11%, 2.10%, 2.78% and 2.78% respectively, during the respective term of the loans.

The interest rate swap agreements met the definition of a derivative in accordance with ASC 815 (“ASC 815”), Derivatives and Hedging. The fair value of the derivatives related to the interest rate swap agreements were insignificant for the three-month periods ended March 31, 2016 and 2017, respectively.

9.	NOTES PAYABLE

Baidu, Inc.

On November 28, 2012, the Company issued and publicly sold two tranches of unsecured senior notes: (i) an aggregate principal amount of US$750.00 million which will mature on November 28, 2017 (the “2017 Notes”), and (ii) an aggregate principal amount of US$750.00 million which will mature on November 28, 2022 (the “2022 Notes”). On August 6, 2013, the Company issued and publicly sold another tranche of unsecured senior notes with an aggregate principal amount of US$1.00 billion which will mature on August 6, 2018 (the “2018 Notes”). On June 9, 2014, the Company issued and publicly sold the fourth tranche of unsecured senior notes with an aggregate principal amount of US$1.00 billion which will mature on June 9, 2019 (the “2019 Notes”). On June 30, 2015, the Company issued and publicly sold two tranches of unsecured senior notes: (i) an aggregate principal amount of US$750.00 million which will mature on June 30, 2020 (the “2020 Notes”), and (ii) an aggregate principal amount of US$500.00 million which will mature on June 30, 2025 (the “2025 Notes”). The 2017 Notes, 2018 Notes, 2019 Notes, 2020 Notes, 2022 Notes and 2025 Notes are collectively referred to as the “Notes”.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The 2017 Notes bear interest at the rate of 2.25% per annum and the 2022 Notes bear interest at the rate of 3.50% per annum. Interests are payable semi-annually in arrears on and of each year, beginning on May 28, 2013. The 2018 Notes bear interest at the rate of 3.25% per annum. Interests are payable semi-annually in arrears on and of each year, beginning on February 6, 2014. The 2019 Notes bear interest at the rate of 2.75% per annum. Interests are payable semi-annually in arrears on and of each year, beginning on December 9, 2014. The 2020 Notes bear interest at the rate of 3.00% per annum and the 2025 Notes bear interest at the rate of 4.13% per annum. Interests are payable semi-annually in arrears on and of each year, beginning on December 30, 2015. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon.

The Notes do not contain any financial covenants or other significant restrictions. In addition, the Notes are unsecured and rank lower than any secured obligation of the Group and have the same liquidation priority as any other unsecured liabilities of the Group, but senior to those expressly subordinated obligations, if any. The Company may, at its discretion, redeem all or any portion of the Notes at any time, at the principal amount plus any unpaid interest. As of March 31, 2017, the Company does not intend to redeem any portion of the Notes prior to the stated maturity dates. The Company has the obligation to redeem the Notes if a change in control occurs as defined in the indenture of the Notes.

The Notes were issued at a discount amounting to RMB74.36 million (US$10.80 million). The issuance costs of RMB149.59 million (US$21.73 million) were presented as a direct deduction from the principal amount of the Notes on the consolidated balance sheets. Both the discount and the issuance costs are amortized as interest expense using the effective interest rate method through the maturity dates of the Notes. The effective interest rate was 2.36%, 3.39%, 3.00%, 3.13%, 3.59% and 4.22% for the 2017 Notes, the 2018 Notes, the 2019 Notes, the 2020 Notes, the 2022 Notes and the 2025 Notes, respectively.

The principal amount and unamortized discount and debt issuance costs as of December 31, 2016 and March 31, 2017 are as follows:

	As of December 31, 2016	As of March 31, 2017	As of March 31, 2017
	RMB	RMB	USD
	(In thousands)
	(unaudited)
Principal amount	32,987,800	32,766,450	4,760,351
Unamortized discount and debt issuance costs	(136,008)	(124,373)	(18,069)

	32,851,792	32,642,077	4,742,282

Subsidiaries – iQiyi

On January 25, 2017, iQiyi issued US$1.53 billion of convertible notes (the “iQiyi Notes”) in a private placement, among which US$300.00 million was purchased by the Company and the remaining US$1.23 billion was purchased by external investors. The iQiyi Notes bear interest at a coupon rate of 1.50% per annum with a maturity date of January 25, 2018. The iQiyi Notes can be converted into preferred shares in a qualified financing or at iQiyi’s election. The conversion option does not meet the definition of a derivative under ASC 815.

10.	INCOME TAXES

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries and VIEs in the PRC. It also has intermediate holding companies in the BVI and

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Hong Kong. Under the current laws of the Cayman Islands and BVI, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, neither Cayman Islands nor BVI withholding tax will be imposed. Under the Hong Kong tax laws, subsidiaries in Hong Kong are subject to the Hong Kong profits tax rate at 16.5% and they may be exempted from income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Under the PRC Enterprise Income Tax (“EIT”) Law, which has been effective since January 1, 2008, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are subject to a unified 25% enterprise income tax rate, except for certain entities that are entitled to preferential tax treatments.

The effective tax rates were 25.43% and 18.62% for the three-month periods ended March 31, 2016 and 2017, respectively. The effective tax rates for the three-month period ended March 31, 2017 were lower than the PRC statutory EIT rate of 25% mainly due to preferential tax rates associated with High and New Technology Enterprises granted to certain PRC subsidiaries and VIEs.

The effective tax rates are subject to change in subsequent quarters as the estimates of pretax income or loss for the year increase or decrease and certain subsidiaries of the Company may or may not continue to qualify for certain preferential tax rates.

The Company did not provide deferred income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries for the year 2016 and the three-month period ended March 31, 2017 on the basis of its intent to permanently reinvest foreign subsidiaries’ earnings. As of March 31, 2017, the total amount of undistributed earnings from the Company’s PRC subsidiaries for which no withholding tax has been accrued was RMB92.97 billion (US$13.51 billion). Under the PRC tax regulations, dividends from PRC companies to their overseas parents in respect of earnings derived from January 1, 2008 onwards are subject to PRC dividend withholding tax at 10%. Such rate could be reduced to 5% should treaty benefits be applicable. In the case of the Company’s VIEs in the PRC, their undistributed earnings were insignificant as of each of the balance sheet dates.

11.	RESTRICTED NET ASSETS

Under PRC laws and regulations, there are restrictions on the Company’s PRC subsidiaries and VIEs with respect to transferring certain of their net assets to the Company either in the form of dividends, loans, or advances. The amount of net assets restricted include paid in capital and statutory reserve funds of the Company’s PRC subsidiaries and the net assets of the VIEs in which the Company has no legal ownership, totaling RMB13.70 billion and RMB15.40 billion (US$2.24 billion) as of December 31, 2016 and March 31, 2017, respectively.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The changes in accumulated other comprehensive income by component, net of tax, are as follows:

	Foreign currency translation adjustments	Unrealized gains on available-for-sale investments	Total
	RMB	RMB	RMB
	(In thousands)
	(unaudited)
Balance at December 31, 2015	(1,105,820)	299,764	(806,056)
Other comprehensive loss before reclassification	(12,813)	(31,087)	(43,900)
Amounts reclassified from accumulated other comprehensive loss	—	(137,535)	(137,535)

Net current-period other comprehensive loss	(12,813)	(168,622)	(181,435)
Other comprehensive loss attributable to noncontrolling interests and redeemable noncontrolling interests	20,414	—	20,414

Balance at March 31, 2016	(1,098,219)	131,142	(967,077)

Balance at December 31, 2016	(2,022,330)	239,364	(1,782,966)
Other comprehensive income before reclassification	168,670	335,079	503,749
Amounts reclassified from accumulated other comprehensive loss	—	(218,342)	(218,342)

Net current-period other comprehensive income	168,670	116,737	285,407
Other comprehensive loss (income) attributable to noncontrolling interests and redeemable noncontrolling interests	36,940	(6)	36,934

Balance at March 31, 2017	(1,816,720)	356,095	(1,460,625)

Balance at March 31, 2017, in US$	(263,936)	51,735	(212,201)

The amounts reclassified out of accumulated other comprehensive income (loss) represent realized gains on the available-for-sale investments upon their sales, which were then recorded in “Other income, net” on the consolidated statements of comprehensive income.

The following table sets forth the tax effect allocated to each component of other comprehensive income:

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	(In thousands)
	(unaudited)
Unrealized gains on available-for-sale investments
Unrealized holding gains during the year	(27,857)	(44,393)	(6,449)
Reclassified for gains realized	20,440	35,786	5,199

Net unrealized gains	(7,417)	(8,607)	(1,250)

Other comprehensive income	(7,417)	(8,607)	(1,250)

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.	CONTINGENCIES

Litigation

The Group was involved in certain cases pending in various PRC and Brazilian courts as of March 31, 2017. These cases include copyright infringement cases, unfair competition cases, and defamation cases, among others. Adverse results in these lawsuits may include awards of damages and may also result in, or even compel, a change in the Company’s business practices, which could result in a loss of revenue or otherwise harm the business of the Company.

For many proceedings, the Company is currently unable to estimate the reasonably possible loss or a range of reasonably possible losses as the proceedings are in the early stages, and/or there is a lack of clear or consistent interpretation of laws specific to the industry-specific complaints among different jurisdictions. As a result, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, which includes eventual loss, fine, penalty or business impact, if any, and therefore, an estimate for the reasonably possible loss or a range of reasonably possible losses cannot be made. However, the Company believes that such matters, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on the Company’s consolidated results of operations, financial position and cash flows. With respect to the limited number of proceedings for which the Company was able to estimate the reasonably possible losses or the range of reasonably possible losses, such estimated loss amounts were insignificant.

14.	EARNINGS PER SHARE (“EPS”)

A reconciliation of net income attributable to Baidu, Inc. in the unaudited interim condensed consolidated statements of comprehensive income to the numerator for the computation of basic and diluted earnings per share for the three-month periods ended March 31, 2016 and 2017 is as follows:

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	(In thousands)
	(unaudited)
Net income attributable to Baidu, Inc.	1,986,831	1,776,671	258,118
Accretion of the redeemable non-controlling interests	(120,371)	(162,435)	(23,599)

Numerator for EPS computation	1,866,460	1,614,236	234,519

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the computation of basic and diluted net income attributable to Baidu, Inc. per share for Class A and Class B ordinary shares for the three-month periods ended March 31, 2016 and 2017:

	For the three months ended
	March 31, 2016		March 31, 2017
	Class A	Class B	Class A	Class A	Class B	Class B
	RMB	RMB	RMB	US$	RMB	US$
	(In thousands, except for number of shares, per share and per ADS data)
	(unaudited)
Earnings per share – basic:
Numerator
Allocation of net income attributable to Baidu, Inc.	1,462,254	404,206	1,274,916	185,221	339,320	49,298
Denominator
Weighted average ordinary shares outstanding	27,106,376	7,492,921	27,432,765	27,432,765	7,301,254	7,301,254

Denominator used for earnings per share	27,106,376	7,492,921	27,432,765	27,432,765	7,301,254	7,301,254
Earnings per share - basic	53.95	53.95	46.47	6.75	46.47	6.75

Earnings per share – diluted:
Numerator
Allocation of net income attributable to Baidu, Inc.	1,463,191	403,269	1,276,261	185,418	337,975	49,101
Reallocation of net income attributable to Baidu, Inc. as a result of conversion of Class B to Class A shares	403,269	—	337,975	49,101	—	—

Allocation of net income attributable to Baidu, Inc.	1,866,460	403,269	1,614,236	234,519	337,975	49,101
Denominator
Weighted average ordinary shares outstanding	27,106,376	7,492,921	27,432,765	27,432,765	7,301,254	7,301,254
Conversion of Class B to Class A ordinary shares	7,492,921	—	7,301,254	7,301,254	—	—
Share-based awards	82,691	—	135,764	135,764	—	—

Denominator used for earnings per share	34,681,988	7,492,921	34,869,783	34,869,783	7,301,254	7,301,254
Earnings per share - diluted	53.82	53.82	46.29	6.73	46.29	6.73

Earnings per ADS:
Denominator used for earnings per ADS - basic	271,063,760		274,327,650	274,327,650
Denominator used for earnings per ADS - diluted	346,819,880		348,697,830	348,697,830
Earnings per ADS - basic	5.40		4.65	0.68

Earnings per ADS - diluted	5.38		4.63	0.67

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company did not include certain stock options and restricted shares in the computation of diluted earnings per share for the three-month periods ended March 31, 2016 and 2017 because those stock options and restricted shares were anti-dilutive for earnings per share for the respective periods.

15.	SEGMENT REPORTING

The operations of the Company are organized into three segments, consisting of Search Services, Transaction Services, and iQiyi. Search Services are keyword-based marketing services targeted at and triggered by internet user’s search queries, which mainly include P4P services and other online marketing services. Transaction Services include Baidu Nuomi, Baidu Deliveries, Baidu Mobile Game, Baidu Wallet, Baidu Map and others. iQiyi represents the online video business.

The Company derives the results of the segments directly from its internal management reporting system. The CODM measures the performance of each segment based on metrics of revenue and earnings from operations and uses these results to evaluate the performance of, and to allocate resources to, each of the segments. The Company does not allocate any share-based compensation expenses to its segments as the CODM does not use this information to measure the performance of the operating segments. Because substantially all of the Group’s long-lived assets and revenues are located in and derived from the PRC, geographical segments are not presented.

The table below provides a summary of the Group’s operating segment results for the three-month periods ended March 31, 2016 and 2017.

	For the three months ended
	March 31, 2016	March 31, 2017	March 31, 2017
	RMB	RMB	US$
	(In thousands)
	(unaudited)
Search Services
Revenues	13,246,699	12,420,545	1,804,472
Operating profit	6,755,159	5,438,212	790,071

Transaction Services
Revenues	900,062	1,362,006	197,874
Operating loss	(3,368,760)	(1,752,389)	(254,589)

iQiyi
Revenues	1,925,405	3,316,571	481,836
Operating loss	(918,577)	(926,682)	(134,630)

Inter-segment elimination
Revenues	(251,594)	(208,337)	(30,267)
Operating profit (loss)	51,977	(122,684)	(17,824)

Segment operating profit	2,519,799	2,636,457	383,028
Unallocated operating expenses	(309,062)	(630,811)	(91,645)

Group consolidated operating profit	2,210,737	2,005,646	291,383

PROSPECTUS

Baidu, Inc.

Debt Securities

We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference in this prospectus before making a decision to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our” and “Baidu” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search, online marketing and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•	PRC governmental regulations and policies relating to the internet, internet search and online marketing and the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus, the documents incorporated by reference herein and any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are the leading Chinese language internet search provider. As a technology-based media company, we aim to provide the best and most equitable way for people to find what they are looking for. We provide our users with many channels to access information and services. In addition to serving individual internet search users, we provide an effective platform for businesses to reach potential customers.

Our business currently consists of keyword-based marketing services targeted at and triggered by internet users’ search queries, which mainly include our pay-for-performance, or P4P, services and other online marketing services, artificial intelligence (AI)-enabled new business initiatives and online video business.

Our Baidu.com website is the largest website in China and the fourth largest website globally, as measured by average daily visitors and page views during the three-month period preceding the date of this prospectus, according to Alexa.com, an internet analytics firm. We are the largest internet search provider in China, accounting for 84% of revenues of the PC and mobile search market in China in the three months ended March 31, 2017, according to Analysys International, a market research firm. We are the top Chinese search engine in terms of combined PC and mobile search page views in the three months ended March 31, 2017, according to StatCounter, an internet analytics firm. In addition, our “Baidu” brand is one of the highest ranking brands in China in BrandZ Top 50 Most Valuable Chinese Brands 2016, a study published by Millward Brown Optimor, a brand strategy research company.

We conduct our operations primarily in China. Revenues generated from our operations in China accounted for approximately 99.5%, 98.9% and 97.8% of our total revenues in 2014, 2015 and 2016, respectively.

We serve four types of online participants:

Users. We aspire to provide the best experience to our users. To enrich user experience, we provide a broad range of products and services accessible through PCs and mobile devices. We offer Chinese language search on our Baidu platform that enables users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on our website. We launched Baidu Newsfeed in 2016 to offer users personalized newsfeed to meet their personal interests as reflected in their past online behaviors, such as search and browsing, and their demographics. In addition, iQiyi’s mobile application has continued to maintain its industry leadership with 129 million daily active users, 490 million monthly active users, and 342 billion minutes monthly user time in March 2017, according to iResearch, a market research firm.

Customers. We deliver online marketing services to a diverse customer base operating in a variety of industries. The number of our active online marketing customers grew from approximately 596,000 in 2012 to approximately 982,000 in 2016. Consistent with previously reported numbers, the number of active online marketing customers excluded those for our group-buying and delivery related businesses. Our online marketing customers consist of small to medium-sized enterprises, or SMEs, throughout China, large domestic companies and Chinese divisions and subsidiaries of large, multinational companies. We have a diverse customer base in terms of industries and geographical locations. The top industries in which our customers operate in terms of revenue contribution include retail and ecommerce, local services, medical and healthcare, network services, financial services, education, online games, transportation, construction and decoration, and business services. Customers in our top five industries contributed approximately 50% of our total online marketing revenues in 2016. Although we have customers located throughout China, we have a more active and larger customer base in coastal regions, reflecting the current general economic demographics in China. Our customers also include local merchants that act as advertisers or service providers covering businesses such as restaurants, hotels and cinemas, and advertisers of iQiyi, who are counted as part of our online marketing customers, and subscription users of online video contents.

We reach and serve our customers through our direct sales force as well as a network of third-party distributors across China. As many of our customers are SMEs, we use distributors to help us identify potential SME customers, collect payments and assist SMEs in setting up accounts with us and using our online marketing services. We have also engaged third-party agencies to identify and reach potential customers outside of China. Customers use our products and services through PCs and mobile devices. Mobile revenues represented 70.0% of our total revenues in the three months ended March 31, 2017.

Since early May 2016, we have been implementing new measures to further improve customer quality and foster a healthy environment to enhance user experience and drive long-term sustainable growth. We have taken proactive measures requiring all customers on our platform to submit Internet Content Provider (ICP) licenses and verify enterprise bank accounts. The implementation of new and stricter regulations on online marketing and our self-imposed proactive measures will have a short-term impact on our business. We believe these measures will be beneficial in the long term, and we remain confident in our long-term outlook, underpinned by our fundamental value proposition of search and our ongoing investments in technology.

Baidu Union Members. Baidu Union consists of a large number of third-party web content, software and mobile application providers. Baidu Union members can display on their properties our customers’ promotional links that match the content of such members’ properties. Some Baidu Union members also embed some of our products and services into their properties. We allow Baidu Union members to provide high-quality and relevant search results to their users without the cost of building and maintaining advanced search capabilities in-house and to monetize their traffic through revenue sharing arrangements with us. We reward Baidu Union members by sharing with these members revenues as a percentage of total revenues recognized by us. Because we have implemented measures to deliver a better user experience and build a safer and more trustworthy platform for users since May 2016, the revenue contributed by Baidu Union members slightly decreased in 2016.

Content Providers. Our content providers mainly consist of video copyright holders, map data owners, apps owners who list their apps on our app store for users to download, users who contribute their valuable and copyrighted content to our products, and self-media authors such as those who publish their content through Baijiahao accounts. These content providers contribute rich contents and resources to our content ecosystem, and in return we provide a broad platform for them to present their content. If we generate revenue from utilizing third-party contents, we will purchase these contents or share revenue with the content providers based on the terms of pre-agreed contracts.

Technology and people are critical to our long-term success:

Technology. We focus on research and development and innovation. To stay at the forefront of the internet industry and to achieve long-term growth and success, we invest heavily in research and development. We operate four research labs under the umbrella of Baidu Research: the Augmented Reality (AR) Lab, the Silicon Valley Artificial Intelligence (AI) Lab, the Beijing Deep Learning Lab and the Beijing Big Data Lab. We established the Baidu Institute of Deep Learning, currently known as the Beijing Deep Learning Lab, in January 2013. We opened the Silicon Valley AI Lab in May 2014, enhancing our research and development capabilities in Silicon Valley. In August 2014, we and the United Nations announced and started strategic cooperation and jointly established the Big Data Lab. In January 2017, we announced the establishment of our AR Lab focusing on augmented reality technology. Since September 2016, we have open-sourced our AI platform “PaddlePaddle” to the global developer community, providing access to Baidu technology in areas of voice and image recognition, natural language processing, and machine learning.

In 2015, our autonomous driving project at the Beijing Deep Learning Lab reached a key milestone by completing rigorous fully autonomous tests under a variety of complex environmental conditions. We have been recognized as one of the leading AI innovators globally after investing in AI for many years. In 2016, we established our Autonomous Driving Business Unit. In April 2017, we announced Project Apollo, our autonomous driving open platform.

We have developed a proprietary technological infrastructure which consists of technologies for web search, mobile, P4P, targetizement, large-scale systems, AI and autonomous driving technology. Our established infrastructure serves as the backbone for both our PC and mobile platforms.

We have developed a proprietary technological infrastructure which consists of technologies for web search, mobile, P4P, targetizement, large-scale systems, AI and autonomous driving technology. Our established infrastructure serves as the backbone for both our PC and mobile platforms.

People. We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages individual thinking and creativity, continuous self-improvement and strong commitment to providing the best experience to our users and customers. We value our employees and provide abundant opportunities for training, responsibility and career advancement in our organization.

We have a robust business model:

Online Marketing Services. We generate a large majority of our revenues from online marketing services, including online marketing services based on search queries, contextuals, audience attributes, media and placement attributes and online marketing services of other forms. Our online marketing services generally comprise text links, images, multimedia files and interactive forms. Our P4P platform enables customers to bid for priority placement of their links in keyword search results, and provides customers with wide reach, precise targeting capabilities, highly measurable results and superior returns on marketing spending. We generally require our P4P SME customers to pay deposits before using our services and remind them to replenish their accounts when needed. We also provide other forms of online marketing services, including contextual ads, display placements and online video ads.

Revenue, Profit and Cash Flow. We have grown substantially by focusing on the organic growth of our core business, complemented by strategic investments and acquisitions. Our total revenues in 2016 were RMB70.5 billion (US$10.2 billion), a 6.3% increase over 2015. Our operating profit was RMB10.0 billion (US$1.4 billion) in 2016, a 13.9% decrease over 2015. Our net income attributable to Baidu, Inc. was RMB11.6 billion (US$1.7 billion) in 2016, compared to RMB33.7 billion in 2015. Our total revenues, operating profit and net income attributable to Baidu, Inc. in the three months ended March 31, 2017 were RMB16.9 billion (US$2.5 billion), RMB2.0 billion (US$291.4 million) and RMB1.8 billion (US$258.1 million), respectively, representing a 6.8% increase, a 9.3% decrease and a 10.6% decrease from the corresponding period in 2016. For the three months ended March 31, 2017, we generated RMB4.7 billion (US$683.3 million) net cash from operating activities. As of March 31, 2017, we held a total of RMB90.7 billion (US$13.2 billion) in cash and cash equivalents and short-term investments.

Recent Development

Our chief financial officer, Ms. Jennifer Li, assumed the position of chief executive officer of Baidu Capital, an investment firm, in April 2017. Ms. Li intends to resign from her position as our chief financial officer upon the appointment of a successor to ensure a seamless transition of her responsibilities.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on The NASDAQ Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed C T Corporation System, which is located at 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our annual report on Form 20-F for our fiscal year 2016, originally filed with the SEC on March 31, 2017. See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” beginning on page 34, for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and almost all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Except as otherwise stated in this prospectus, all amounts in this prospectus that are not recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.8832 to US$1.00, the exchange rate in effect as of March 31, 2017. All amounts in this prospectus that are recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.9430 to US$1.00, the exchange rate in effect as of December 30, 2016. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On June 16, 2017, the exchange rate was RMB6.8097 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Exchange Rate
	Period End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
December	6.9430	6.9198	6.9580	6.8771
2017
January	6.8768	6.8907	6.9575	6.8360
February	6.8665	6.8694	6.8821	6.8517
March	6.8832	6.8940	6.9132	6.8687
April	6.8900	6.8876	6.8988	6.8778
May	6.8098	6.8843	6.9060	6.8098
June (through June 16)	6.8097	6.7999	6.8097	6.7888

Source: Federal Reserve Statistical Release

(1)	Annual and interim period averages are calculated using the average of the exchange rates on the last day of each month during the relevant year or interim period. Monthly averages are calculated using the average of the daily rates during the relevant month.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our audited consolidated financial statements or unaudited interim condensed consolidated financial statements. Our audited consolidated financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

	Year Ended December 31,					Three Months Ended March 31,
	2012	2013	2014	2015	2016	2017
	(unaudited)
Ratio of earnings to fixed charges	59.1	22.9	19.1	26.6	9.2	5.1

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. The term “earnings” means the sum of (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees and (b) fixed charges, less the interest capitalized and the accretion of the carrying value of the redeemable equity interests of the consolidated subsidiaries. The term “fixed charges” means the sum of the following: (a) interest charges, (b) amortization of debt issuance costs and discounts related to indebtedness, (c) an estimate of the interest within rental expense, and (d) the accretion of the carrying value of redeemable equity interests attributable to the subsidiaries’ unaffiliated holders of those equity interests.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as the debt securities of that series issued hereunder unless the additional debt securities are fungible with such debt securities for U.S. federal income tax purposes. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the registrar. The Bank of New York Mellon acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also register transfers of the registered debt securities. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the paying agent’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the paying agent’s specified office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)	in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)	in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)	in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)	in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi)	to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)	in respect of any such Taxes withheld or deducted from any payment under or with respect to any debt security where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECONFIN Council meeting of November 26-27, 2000 on the taxation of saving income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent may rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or expense reasonably incurred without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became such pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of an independent legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i)	change the Stated Maturity of any debt security;

(ii)	reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii)	change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv)	change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v)	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi)	impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii)	reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii)	reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix)	modify the provisions of the indenture with respect to modification and waiver;

(x)	amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi)	reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i)	cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii)	evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii)	comply with the rules of any applicable depositary;

(iv)	secure any series of debt securities;

(v)	add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi)	make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii)	evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii)	conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix)	make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x)	change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi)	make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii)	add guarantors or co-obligors with respect to any series of debt securities; and

(xiii)	establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i)	any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, the Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii)	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)	we have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i)	failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii)	failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii)	we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv)	we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series;

(v)	(1) there occurs with respect to any of our indebtedness or indebtedness of any of our Principal Controlled Entities, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi)	one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii)	the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii)

the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix)	the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x)	any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon instructions from holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding and subject to receipt of pre-funding, security and/or indemnity to its satisfaction, shall declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)	the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)	our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)	we must deliver to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)	either:

(a)	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of independent legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Mellon. Pursuant to the indenture, The Bank of New York Mellon will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 101 Barclay Street, New York, New York 10286, United States, Attention: Global Corporate Trust—Baidu, Inc.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The trustee in its various capacities assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party referenced in this prospectus or any prospectus supplement or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed C T Corporation System as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means Baidu, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)	its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 5% of our consolidated total revenue;

(b)	its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 5% of our consolidated net profit (before taxation and exceptional items); or

(c)	its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)	in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)	if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)	if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)	if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)	to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity,” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•	the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed C T Corporation System, which is located at 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Maples and Calder (Hong Kong) LLP has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction;

(2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (3) is final; (4) is not in respect of taxes, a fine or a penalty; and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC, respectively, in civil and commercial matters.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Baidu, Inc. appearing in Baidu, Inc.’s annual report on Form 20-F for the year ended December 31, 2016 and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016, originally filed with the SEC on March 31, 2017 (File No. 000-51469);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

IR Department

Baidu, Inc.

Baidu Campus

No. 10, Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

Baidu, Inc.

US$900,000,000 2.875% Notes due 2022

US$600,000,000 3.625% Notes due 2027

Joint Bookrunners

Goldman Sachs (Asia) L.L.C.	J.P. Morgan	HSBC

Co-managers

Morgan Stanley	DBS Bank Ltd.	CICC HK Securities